Exhibit 10.1
[CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY
WITH THE COMMISSION.]
EUR 133,960,000
FACILITY AGREEMENT
Dated 6 May 2008
and made between
FIRST SOLAR MALAYSIA SDN. BHD. (COMPANY NO. 758827-T)
as Borrower
IKB DEUTSCHE INDUSTRIEBANK AG
as Arranger
NATIXIS ZWEIGNIEDERLASSUNG DEUTSCHLAND
as Facility Agent and Original Lender
AKA AUSFUHRKREDIT-GESELLSCHAFT MBH
as Original Lender
and
NATIXIS LABUAN BRANCH
as Security Agent

EXPORT FINANCING OF EQUIPMENT IN RELATION TO
FOUR SOLAR MODULE MANUFACTURING PLANTS
LOCATED IN KULIM HI TECH PARK, KEDAH,
MALAYSIA

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS
SITZ: FRANKFURT AM MAIN · AG FRANKFURT AM MAIN PR 1000

CLAUSE		PAGE

23.	Costs and Expenses	66

24.	Indemnity and Break Costs	67

25.	Payments	69

26.	Sharing	71

27.	The Facility Agent, the Security Agent, the Arranger and the Lenders	72

28.	Assignments and Transfers	79

29.	Calculations and Evidence of Debt	81

30.	Remedies and Waivers, Partial Invalidity	82

31.	Notices	82

32.	Counterparts	84

33.	Amendments	84

34.	Hermes Guarantee	85

35.	Non Applicability of Section 181 BGB	86

36.	Confirmation Concerning Money Laundering	86

37.	Governing Law	86

38.	Jurisdiction	86

39.	Language	87

SCHEDULE 1 The Original Lenders

SCHEDULE 2 Form of Transfer Certificate

SCHEDULE 3 Conditions Precedent

SCHEDULE 4 Form of Drawdown Request

SCHEDULE 5 Form of Selection Notice

SCHEDULE 6 Form of Compliance Certificate

SCHEDULE 7 Authorisations

SCHEDULE 8 Form of Status Confirmation

CLAUSE	PAGE

SCHEDULE 9 Form of Starting Point Confirmation

SCHEDULE 10 Form of Repayment Schedule

THIS AGREEMENT is made on 6 May 2008 (the “Agreement”)
BETWEEN
(1)	FIRST SOLAR MALAYSIA SDN. BHD. (Company No. 758827-T), a company limited by shares, incorporated, organised and validly existing under the laws of Malaysia, having its registered place of business at 8, Jalan Hi-Tech 3/3, Zoon Industri Fasa 3, Kulim Hi-Tech Park 09000 Kulim, Kedah Darul Aman, Malaysia (the “Borrower”);

(2)	IKB DEUTSCHE INDUSTRIEBANK AKTIENGESELLSCHAFT, a stock corporation incorporated, organised and validly existing under the laws of the Federal Republic of Germany, having its office at Wilhelm-Bötzkes-Strasse 1, 40474 Düsseldorf, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf, under number HRB 1130 (in its capacity as “Arranger”);

(3)	NATIXIS ZWEIGNIEDERLASSUNG DEUTSCHLAND, having its office at Im Trutz Frankfurt 55, 60322 Frankfurt am Main, Federal Republic of Germany (in its capacity as “Facility Agent”);

(4)	NATIXIS LABUAN BRANCH, a branch of NATIXIS having its registered office at Level 9, Main Office Tower, Financial Park Labuan, Jln. Merdeka, 87000, Federal Territory of Labuan, Malaysia (in its capacity as “Security Agent”); and

(5)	THE PERSONS listed in Schedule 1 (The Original Lenders) (each an “Original Lender” and together the “Original Lenders”).
WHEREAS
(A)	In view of its business development in Asia, First Solar Inc., Tempe, Arizona, incorporated in Delaware, United States of America (the “Sponsor”) asked the Arranger to arrange an export financing, intended to be guaranteed by the Federal Republic of Germany under its credit insurance scheme, in relation to the construction of four solar module manufacturing plants (“KLM I”, “KLM II”, “KLM III” and “KLM IV” respectively, each a “KLM”, and together the “KLMs”) in Malaysia (the “Project”).

(B)	The Project will be owned and operated by the Borrower. The Project commenced construction in April 2007. KLM I, KLM II, KLM III and KLM IV are expected to reach full volume production by the second half of 2008, first half of 2009, second half of 2009 and second half of 2009 respectively.

(C)	The [***] main components of the KLMs, the [***] as well as the [***] (each together with the other goods and services to be provided under the Supply Contracts (as defined below) and any of them being referred to as the “Equipment”) are, inter alia, to be provided under the relevant Supply Contracts by the [***] suppliers [***] (the “Exporter A”) and [***] (the “Exporter B”) respectively.

(D)	The Equipment shall be delivered by Exporter A and Exporter B under the terms of the Supply Contracts.

(E)	As Exporter B has entered into the relevant Supply Contracts but the relevant Equipment will actually be delivered by Exporter B’s affiliate [***] (the “Supplier”), Exporter B has assigned its payment claims under the relevant Supply Contracts to the Supplier.

(F)	It is intended that the Project benefits from cover by (i) the ECA-Guarantor (as defined below) under the Hermes Guarantee (as defined below) and (ii) the Sponsor under the Sponsor’s Guarantee (as defined below).

(G)	The Original Lenders have agreed to make available to the Borrower a facility of up to EUR 133,960,000 to partially finance the supply and construction of the Equipment and certain finance costs.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Advance” means an advance (as from time to time consolidated, divided or reduced by repayment or prepayment in accordance with the terms thereof) made or to be made by the Lenders under the Facilities.

“Advisors” means the Legal Advisors and/or any other adviser of the Lenders specified in writing by the Facility Agent and the Borrower as such for the purposes of this Agreement.

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Annualised Debt Service” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Annualised DSCR” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Annualised EBITDA” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Annualised Net Interest Expense” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Assignment” has the meaning ascribed thereto in Clause 28.3(a) (Assignment and Transfers by the Lenders).

“Auditor” means any of Ernst & Young, KPMG, PricewaterhouseCoopers or Deloitte & Touche or such other firm of independent auditors of international good standing nominated by the Borrower.

“Authorisations” means any consent, registration, filing, notarisation, certificate, licence, approval, permit, confirmation, no-objection or exemption from or by or with any national, regional, administrative, fiscal or governmental body, commission, agency, authority or similar entity and all creditors’ and shareholders’ consents or approvals required (i) to ensure the timely transfer of all amounts due under this Agreement; (ii) for the implementation and operation of the Project; and (iii) for the valid and binding execution and implementation of this Agreement and the Security Documents, or any part thereof, including, but not limited to, the items set out in Schedule 7 (Authorisations).

“Authorised Signatory” means, in relation to the Borrower, any person who is duly authorised and in respect of whom the Facility Agent has received a certificate signed by a director or another Authorised Signatory of the Borrower setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from and including the date of this Agreement to and including the respective Final Availability Date.

“Available Commitment 1” means, in relation to a Lender at any time and save as otherwise provided herein, its Fixed Rate Commitment under Facility 1 less the aggregate amount which it has advanced under Facility 1 at such time.

“Available Commitment 2” means, in relation to a Lender at any time and save as otherwise provided herein, its Fixed Rate Commitment under Facility 2 less the aggregate amount which it has advanced under Facility 2 at such time.

“Available Commitment 3” means, in relation to a Lender at any time and save as otherwise provided herein, its Fixed Rate Commitment under Facility 3 less the aggregate amount which it has advanced under Facility 3 at such time.

“Available Commitment 4” means, in relation to a Lender at any time and save as otherwise provided herein, its Fixed Rate Commitment under Facility 4 less the aggregate amount which it has advanced under Facility 4 at such time.

“Available Commitment 5” means, in relation to a Lender at any time and save as otherwise provided herein, its Fixed Rate Commitment under Facility 5 less the aggregate amount which it has advanced under Facility 5 at such time.

“Available Commitment I” means, in relation to a Lender at any time and save as otherwise provided herein, its Floating Rate Commitment under Facility I less the aggregate amount which it has advanced under Facility I at such time.

“Available Commitment II” means, in relation to a Lender at any time and save as otherwise provided herein, its Floating Rate Commitment under Facility II less the aggregate amount which it has advanced under Facility II at such time.

“Available Commitment III” means, in relation to a Lender at any time and save as otherwise provided herein, its Floating Rate Commitment under Facility III less the aggregate amount which it has advanced under Facility III at such time.

“Available Commitment IV” means, in relation to a Lender at any time and save as otherwise provided herein, its Floating Rate Commitment under Facility IV less the aggregate amount which it has advanced under Facility IV at such time.

“Available Commitment V” means, in relation to a Lender at any time and save as otherwise provided herein, its Floating Rate Commitment under Facility V less the aggregate amount which it has advanced under Facility V at such time.

“Available Commitments” means each of the Available Fixed Rate Commitments and the Available Floating Rate Commitments and “Available Commitment” means any of them.

“Available Facilities” means each of the Available Fixed Rate Facilities and the Available Floating Rate Facilities and “Available Facility” means any of them.

“Available Facility 1” means, at any time, the aggregate amount of the Available Commitment 1 adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment 1 of a Lender pursuant to the terms hereof.

“Available Facility 2” means, at any time, the aggregate amount of the Available Commitment 2 adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment 2 of a Lender pursuant to the terms hereof.

“Available Facility 3” means, at any time, the aggregate amount of the Available Commitment 3 adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment 3 of a Lender pursuant to the terms hereof.

“Available Facility 4” means, at any time, the aggregate amount of the Available Commitment 4 adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment 4 of a Lender pursuant to the terms hereof.

“Available Facility 5” means, at any time, the aggregate amount of the Available Commitment 5 adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment 5 of a Lender pursuant to the terms hereof.

“Available Facility I” means, at any time, the aggregate amount of the Available Commitment I adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment I of a Lender pursuant to the terms hereof.

“Available Facility II” means, at any time, the aggregate amount of the Available Commitment II adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment II of a Lender pursuant to the terms hereof.

“Available Facility III” means, at any time, the aggregate amount of the Available Commitment III adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment III of a Lender pursuant to the terms hereof.

“Available Facility IV” means, at any time, the aggregate amount of the Available Commitment IV adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment IV of a Lender pursuant to the terms hereof.

“Available Facility V” means, at any time, the aggregate amount of the Available Commitment V adjusted in the case of any proposed drawdown so as to take into account any reduction in the Available Commitment V of a Lender pursuant to the terms hereof.

“Available Fixed Rate Commitments” means Available Commitment 1, Available Commitment 2, Available Commitment 3, Available Commitment 4 and Available Commitment 5 and “Available Fixed Rate Commitment” means any of them.

“Available Fixed Rate Facilities” means Available Facility 1, Available Facility 2, Available Facility 3, Available Facility 4 and Available Facility 5 and “Available Fixed Rate Facility” means any of them.

“Available Floating Rate Commitments” means Available Commitment I, Available Commitment II, Available Commitment III, Available Commitment IV and Available Commitment V and “Available Floating Rate Commitment” means any of them.

“Available Floating Rate Facilities” means Available Facility I, Available Facility II, Available Facility III, Available Facility IV and Available Facility V and “Available Floating Rate Facility” means any of them.

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Break Costs” means any costs arising pursuant to Clause 24.2 (Break Costs).

“Budget” means the annual budget for a Financial Year in relation to the Borrower prepared by the management of the Borrower including, but not limited to, a detailed calculation of the DSCR in this respect to be determined as a forecast for such Financial Year, applying the principles as set out in Clause 19 (Financial Covenants) but on a forecast basis, in form and substance satisfactory to the Facility Agent as updated from time to time in accordance with this Agreement.

“Business Day” means a day (other than a Saturday or Sunday or December 31) which is not a public holiday and on which banks are open for general business in:
(a)	Frankfurt am Main, Germany, New York, United States of America and Kuala Lumpur, Malaysia; and

(b)	(in relation to any date for the rate fixing of, or the payment or purchase of, a sum denominated in euro and in addition to the days set out in (a) above) any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) system is operating.
“CAFDS” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Capital Expenditure” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“CIRR” means the Commercial Interest Reference Rate as being officially supported and offered subject to the availability of funds from the European Recovery Program (ERP) export financing program and the approval of the competent ministries of the Federal Republic of Germany, and as being published from time to time by the Organisation for Economic Co-operation and Development (OECD).

“Commitments” means each Fixed Rate Commitment and each Floating Rate Commitment and “Commitment” means any of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Conditions Precedent” means the conditions precedent set out in Schedule 3 (Conditions Precedent).

“Contract Value” means any of Contract Value [***] Ia, Contract Value [***] Ib, Contract Value [***] I, Contract Value [***] IIa, Contract Value [***] IIb, Contract Value [***] II, Contract Value [***] IIIa, Contract Value [***] IIIb, Contract Value [***] III, Contract Value [***] IVa, Contract Value [***] IVb and Contract Value [***] IV.

“Contract Value [***] Ia” means EUR 11,848,000.

“Contract Value [***] Ib” means EUR 21,352,000.

“Contract Value [***] I” means EUR 6,550,000.

“Contract Value [***] IIa” means EUR 11,255,600.

“Contract Value [***] IIb” means EUR 20,284,400.

“Contract Value [***] II” means EUR 6,530,550.

“Contract Value [***] IIIa” means EUR 11,435,600.

“Contract Value [***] IIIb” means EUR 20,609,200.

“Contract Value [***] III” means EUR 6,400,000.

“Contract Value [***] IVa” means EUR 11,435,600.

“Contract Value [***] IVb” means EUR 20,609,200.

“Contract Value [***] IV” means EUR 6,400,000.

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Contract Values” means the aggregate of Contract Values KLM I, Contract Values KLM II, Contract Values KLM III and Contract Values KLM IV.

“Contract Values KLM I” means the aggregate of Contract Value [***] Ia, Contract Value [***] Ib and Contract Value [***] I.

“Contract Values KLM II” means the aggregate of Contract Value [***] IIa, Contract Value [***] IIb and Contract Value [***] II.

“Contract Values KLM III” means the aggregate of Contract Value [***] IIIa, Contract Value [***] IIIb and Contract Value [***] III.

“Contract Values KLM IV” means the aggregate of Contract Value [***] IVa, Contract Value [***] IVb and Contract Value [***] IV.

“Debt Service” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Drawdown Date” means the date for which drawdown of an Advance is requested and specified in the applicable Drawdown Request or on which an Advance is being made in accordance with Clause 3.2(c).

“Drawdown Request” means a request in writing from the Borrower to the Facility Agent for the occurrence of a Utilisation under the Facilities substantially in the form set out in Schedule 4 (Form of Drawdown Request).

“DSCR” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“EBITDA” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“ECA-Fees” means the fees to be paid to the ECA-Guarantor under or in connection with the Hermes Guarantee.

“ECA-Fee Shortfall” means any shortfall of the loan amount available to meet the relevant ECA-Fees against the actual aggregate amount of the relevant ECA-Fees as invoiced by the ECA-Guarantor with its final invoice.

“ECA-Guarantor” means Euler Hermes Kreditversicherungs-AG, Hamburg, Federal Republic of Germany.

“Encumbrance” means a mortgage, pledge, lien, charge, hypothecation, security interest, title retention, preferential right or trust arrangement, obligations under leasing agreements and conditional purchase agreements, and any other collateral agreement or similar arrangement whether on existing or future assets.

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Environmental Claim” means any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to, or any notification or order requiring compliance with, any Environmental Law or Environmental Permits.

“Environmental Law” means any law applicable to the Project and the Borrower which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any authorisation required under any Environmental Law for the construction or operation of the Project and business of the Borrower conducted on or from the premises owned or used by the Borrower in connection with the Project.

“Equipment” means the entirety of the goods and services to be provided by the Exporters under the Supply Contracts.

“EURIBOR” means in relation to any amount to be advanced to, or owing by, the Borrower hereunder in euro on which interest for a given period is to accrue:
(a)	the percentage rate per annum equal to the offered quotation which appears on the page of the Reuters Screen which displays an average rate of the Banking Federation of the European Union for euro (being currently page EURIBOR) for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period or, if such page or service shall cease to be available, such other page or such other services used for the purpose of displaying an average rate of the Banking Federation of the European Union as the Facility Agent, after consultation with the Borrower, shall select; or

(b)	if no quotation for the euro for the relevant period is displayed and the Facility Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Lenders) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount and for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date.
“Event of Default” means any circumstance described as such in Clause 21 (Events of Default).

“Exporter A” means [***].

“Exporter B” means [***].

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Exporter B Assignment” means the assignment of the payment claims to the Supplier by Exporter B under the Supply Contracts entered into by Exporter B, dated on or about the date hereof.

“Exporters” means Exporter A, Exporter B and the Supplies and “Exporter” means any of them.

“Facilities” means each of the Fixed Rate Facilities and the Floating Rate Facilities and “Facility” means any of them.

“Facility 1” means the euro term loan facility granted to the Borrower as described in Clause 2.1(a) (Grant of the Facilities).

“Facility 2” means the euro term loan facility granted to the Borrower as described in Clause 2.1(b) (Grant of the Facilities).

“Facility 3” means the euro term loan facility granted to the Borrower as described in Clause 2.1(c) (Grant of the Facilities).

“Facility 4” means the euro term loan facility granted to the Borrower as described in Clause 2.1(d) (Grant of the Facilities).

“Facility 5” means the euro term loan facility granted to the Borrower as described in Clause 2.1(e) (Grant of the Facilities).

“Facility I” means the euro term loan facility granted to the Borrower as described in Clause 2.1(f) (Grant of the Facilities).

“Facility II” means the euro term loan facility granted to the Borrower as described in Clause 2.1(g) (Grant of the Facilities).

“Facility III” means the euro term loan facility granted to the Borrower as described in Clause 2.1(h) (Grant of the Facilities).

“Facility IV” means the euro term loan facility granted to the Borrower as described in Clause 2.1(i) (Grant of the Facilities).

“Facility V” means the euro term loan facility granted to the Borrower as described in Clause 2.1(j) (Grant of the Facilities).

“Facility 1 Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility 1.

“Facility 2 Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility 2.

“Facility 3 Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility 3.

“Facility 4 Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility 4.

“Facility 5 Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility 5.

“Facility I Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility I.

“Facility II Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility II.

“Facility III Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility III.

“Facility IV Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility IV.

“Facility V Loan” means, at any time, the aggregate principal amount of the outstanding Advances under Facility V.

“Facility Office” means, in relation to the Facility Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Lender, the office(s) notified by it to the Facility Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office(s) as it may from time to time select by notice to the Facility Agent.

“Final Availability Date 1/I” means in respect of Facility 1 and Facility I the earlier of (a) the date when each of the Available Facility 1 and Available Facility I are zero and (b) 30 June 2008.

“Final Availability Date 2/II” means in respect of Facility 2 and Facility II the earlier of (a) the date when each of the Available Facility 2 and the Available Facility II are zero and (b) 30 September 2008.

“Final Availability Date 3/III” means in respect of Facility 3 and Facility III the earlier of (a) the date when each of the Available Facility 3 and the Available Facility III are zero and (b) 31 March 2009.

“Final Availability Date 4/IV” means in respect of Facility 4 and Facility IV the earlier of (a) the date when each of the Available Facility 4 and the Available Facility IV are zero and (b) 30 June 2009.

“Final Availability Date 5/V” means in respect of Facility 5 and Facility V the earlier of (a) the date when each of the Available Facility 5 and the Available Facility V are zero and (b) 31 August 2008.

“Final Availability Date” means Final Availability Date 1/I, Final Availability Date 2/II, Final Availability Date 3/III, Final Availability Date 4/IV and the Final Availability Date 5/V.

“Finance Documents” means:
(a)	this Agreement;

(b)	the Subordination Agreement;

(c)	the Security Documents; and

(d)	any other document designated as such by the Facility Agent and agreed by the Borrower.
“Finance Parties” means the Lenders, the Arranger, the Facility Agent and the Security Agent.

“Financial Covenant” means any of the covenants set out in Clause 19 (Financial Covenants).

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles applicable to a Borrower, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Financial Year” means the accounting year of the Borrower and the Sponsor
(a)	in respect of 2007 until and including 29 December 2007;

(b)	from 30 December 2007 until and including 27 December 2008;

(c)	from 28 December 2008 until and including 26 December 2009;

(d)	from 27 December 2009 until and including 25 December 2010;

(e)	from 26 December 2010 until and including 31 December 2011;

(f)	from 01 January 2012 until and including 29 December 2012;

(g)	from 30 December 2012 until and including 28 December 2013;

(h)	from 29 December 2013 until and including 27 December 2014;

(i)	from 28 December 2014 until and including 26 December 2015;

(j)	from 27 December 2015 until and including 31 December 2016; and

(k)	from 01 January 2017 until and including 30 December 2017.

“First Repayment Date” means in relation to a Facility the earlier of (i) the day of the month falling six months after the respective Starting Point for a KLM in respect of which that Facility was drawn; and (ii) the Ultimate First Repayment Date 1/I in relation to Facility 1/I, the Ultimate First Repayment Date 2/II in relation to Facility 2/II, the Ultimate First Repayment Date 3/III in relation to Facility 3/III, the Ultimate First Repayment Date 4/IV in relation to Facility 4/IV and the Ultimate First Repayment Date 5/V in relation to Facility 5/V unless such day is not a Business Day, in case of which the First Repayment Date shall be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
“First Solar Group” means the Sponsor and its Subsidiaries.
“Fixed Rate Commitment” means:
(a)	in relation to an Original Lender, at any time and save as otherwise provided for herein, the amount allocated to its name in Schedule 1 (The Original Lenders) as reduced by any assignments/transfers in accordance with this Agreement or as specified in the relevant Transfer Certificate(s); and

(b)	in relation to any other Lender, the amount of any Commitment assigned/transferred in accordance with this Agreement or as specified in the relevant Transfer Certificate(s), to the extent not cancelled or reduced hereunder.
“Fixed Rate Facilities” means each of Facility 1, Facility 2, Facility 3, Facility 4 and Facility 5 and “Fixed Rate Facility” means any of them.
“Fixed Rate Loans” means the Facility 1 Loan, the Facility 2 Loan, the Facility 3 Loan, the Facility 4 Loan and the Facility 5 Loan and “Fixed Rate Loan” means any of them.
“Floating Rate Commitment” means:
(a)	in relation to an Original Lender, at any time and save as otherwise provided for herein, the amount allocated to its name in Schedule 1 (The Original Lenders) as reduced by any assignments/transfers in accordance with this Agreement or as specified in the relevant Transfer Certificate(s); and

(b)	in relation to any other Lender, the amount of any Commitment assigned/transferred in accordance with this Agreement or as specified in the relevant Transfer Certificate(s),

to the extent not cancelled or reduced hereunder.

“Floating Rate Facilities” means each of Facility I, Facility II, Facility III, Facility IV and Facility V and “Floating Rate Facility” means any of them.

“Floating Rate Loans” means the Facility I Loan, the Facility II Loan, the Facility III Loan, the Facility IV Loan and the Facility V Loan and “Floating Rate Loan” means any of them.

“Floating Rate Margin” means 0.55 per cent. per annum.

“German Process Agent” means First Solar Manufacturing GmbH, Marie-Curie-Strasse 3, 15236 Frankfurt (Oder).

“Hermes Guarantee” means the guarantee, in form and substance satisfactory to the Facility Agent, issued or to be issued to the Lenders by the Federal Republic of Germany, represented by the ECA-Guarantor, in respect of the Facilities covering 95 per cent. of the commercial and political risk under this Agreement (upon the terms and conditions set forth in the final guarantee confirmation (endgültige Indeckungsnahmeerklärung) and the finance credit guarantee declaration (Finanzkreditgarantieerklärung) together with the general conditions (Allgemeine Bedingungen – Garantien für gebundene Finanzkredite (FKG)).

“Increased Costs” has the meaning ascribed thereto in Clause 14.1 (Increased costs).

“IFRS” means the International Financial Reporting Standards formulated by the International Accounting Standards Board.

“Insurance Proceeds” means any and all amounts payable in consequence of a claim under the Insurances.

“Insurances” has the meaning ascribed thereto in Clause 20.1(n) (Insurance).

“Interest Payment Date” means in relation to a Loan the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 4.1 (Interest Periods) and, in relation to any amount due and payable but unpaid by the Borrower under the Finance Documents, each period determined in accordance with Clause 4.5 (Default Interest).

“Interest Rate” means the interest rate pursuant to Clause 5.1 (Fixed Interest Rate) or pursuant to Clause 5.2 (Floating Interest Rate).

“Legal Advisors” means Clifford Chance Partnerschaftsgesellschaft, Frankfurt am Main, Germany, Clifford Chance US LLP, New York, NY, USA, Chooi & Company, advocates &

solicitors, Kuala Lumpur, Malaysia and Shumaker, Loop & Kendrick LLP, Toledo, Ohio, USA.

“Lender” means
(a)	any Original Lender; and

(b)	any financial institution (or other person) which has become a party hereto in accordance with Clause 28.3 (Assignments and Transfers by Lenders), and which has not ceased to be a party hereto in accordance with the terms hereof.

“Loans” means each of the Fixed Rate Loans and the Floating Rate Loans and “Loan” means any of them.

“Majority Lenders” means:
(a)	before any Advances have been made, a Lender or Lenders whose Available Commitments amount in aggregate to more than sixty-six and two thirds per cent. of the Available Facilities; and

(b)	thereafter, a Lender or Lenders to whom in aggregate more than sixty-six and two thirds per cent. of the Loans is (or, immediately prior to its final repayment, was then) owed.
“MASB” means the Malaysian Accounting Standards Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower which could be expected to impair the Borrower’s ability to perform its obligations under this Agreement or (b) the validity or enforceability of or the effectiveness, value or ranking of any security interest granted or purported to the Finance Parties.

“Net Interest Expense” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Original Financial Statements” means the audited financial statements of the Borrower for its Financial Year ended 31 December 2007.

“Original Fixed Rate Lender” means AKA Ausfuhrkredit-Gesellschaft mbH.

“Parties” means the parties to this Agreement.

“Permitted Disposal” means:
(a)	any disposal created in favour of the Lenders and/or the Security Agent pursuant to any Security Document;

(b)	any disposal where the assets being disposed of are replaced by assets serving a similar purpose and having a fair market value substantially equal to or greater than the fair market value of the asset being disposed of;

(c)	any disposal made in relation to the Equipment for a consideration of less than USD 15,000,000 (or its equivalent in any other currency) in aggregate per year;

(d)	any disposal made in the ordinary course of the Borrower’s business on a commercial arm’s length basis; or

(e)	any disposal created with the prior written consent of the Majority Lenders.
“Permitted Encumbrance” means:
(a)	any Encumbrance created in favour of the Lenders and/or the Security Agent pursuant to any Security Document;

(b)	retention of title clauses in suppliers’ standard terms and conditions of business in respect of contracts entered into in the ordinary course of the Borrower’s day to day business;

(c)	any lien arising by operation of law or in the ordinary course of the Borrower’s business;

(d)	any lien for Taxes not yet due or which are being contested in good faith by appropriate proceedings; or

(e)	any Encumbrance created with the prior written consent of the Majority Lenders.
“PERS” means Private Entity Reporting Standards, being the official reporting standards applicable to the Borrower.

“Potential Event of Default” means any of the events referred to in Clauses 21.1(a) (Payment Obligations) and 21.1(c) (Covenants) to the extent it relates to the breach of a Financial Covenant, which with the giving of notice, passage of time or fulfilment of any condition, in each case as prescribed by the relevant aforementioned Clause (or any combination thereof) would become an Event of Default.

“Prepayment Notice” has the meaning ascribed thereto in Clause 9.2 (Prepayment).

“Project Documents” means:
(a)	the Supply Contracts;

(b)	any purchase order entered into pursuant to the Supply Contracts;

(c)	any document which amends or varies any document referred to in paragraphs (a) through (b) above; and

(d)	any other document designated as such by the Facility Agent and agreed by the Borrower.
“Project Information Memorandum” means the project information memorandum in relation to the Project prepared by the management of the Borrower.

“Quotation Date” means with respect to any Interest Period in relation to an Advance made or to be made in relation to a Floating Rate Facility, the day which is two (2) Business Days prior to the commencement of such Interest Period.

“Ratio Calculation Date” means each date in respect of which the financial covenants according to Clause 19 (Financial Covenants) are calculated and which is identical to the end of each quarter of each Financial Year.

“Reference Banks” means Commerzbank Aktiengesellschaft, Frankfurt am Main, Deutsche Bank AG, Frankfurt am Main, BNP Paribas S.A., Paris, Dresdner Bank Aktiengesellschaft, Frankfurt am Main and Citigroup Inc., New York.

“Reference Rate” means the average of the percentage rates quoted by the Reference Banks as their cost of funding for the relevant amount and for the relevant period from whatever source each of them may reasonably select.

“Repayment Date” means in respect of each Facility each of the fourteen (14) semi-annual payment dates referred to in Clause 8.1 (Repayment Instalments) beginning with the respective First Repayment Date and in each case the Business Day falling six (6) months thereafter as well as each subsequent date which is by its numbering equal to these dates in any calendar year thereafter provided that if such date is not a Business Day, it shall be deemed to be the immediately next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

“Repayment Schedule” means a repayment schedule substantially in the form set out in Schedule 10 (Form of Repayment Schedule) as updated from time to time by the Facility Agent in accordance with this Agreement.

“Repeated Representations and Warranties” means each of the representations and warranties referred to in Clause 17.2 (Repetition).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Charge over the Equipment” means the Malaysian law charge over all assets to be delivered under the Supply Contracts dated on or about the date hereof between the Borrower and the Security Agent.

“Security Documents” means:
(a)	the Security Charge over the Equipment;

(b)	the Sponsor’s Guarantee;

(c)	any documents entered into pursuant to, or which amends or varies, any documents referred to in paragraphs (a) and (b) above; and

(d)	any other document designated as such by the Facility Agent and agreed by the Borrower.
“Selection Notice” means a selection in writing from the Borrower to the Facility Agent of an Interest Period for one or more Advances substantially in the form set out in Schedule 5 (Form of Selection Notice).

“Shareholders” means the direct shareholders of the Borrower, being at the date of this Agreement First Solar FE Holdings Pte Ltd., a limited liability company formed under the laws of Singapore.

“Shares” means the issued and voting share capital from time to time of the Borrower.

“Sponsor” means First Solar Inc., a corporation formed under the laws of the State of Delaware having a principal place of business in Tempe, Arizona, United States of America.

“Sponsor’s Guarantee” means the first demand guarantee subject to New York State law dated on or about the date hereof between the Sponsor and the Lenders including, but not limited to, an undertaking to (i) pay on first written demand any amount necessary to discharge the Borrower’s payment obligations outstanding under any of the Finance

Documents from time to time in full, (ii) directly or indirectly own more than 50 per cent. of the entire issued share capital of the Borrower, (iii) to keep direct or indirect control over the Borrower and (iv) not to create or permit or subsist any security interest over any of its shares in the Borrower.

“Starting Point I” means in respect of KLM I the date of readiness for operation as confirmed by the Starting Point Confirmation I.

“Starting Point II” means in respect of KLM II the date of readiness for operation as confirmed by the Starting Point Confirmation II.

“Starting Point III” means in respect of KLM III the date of readiness for operation as confirmed by the Starting Point Confirmation III.

“Starting Point IV” means in respect of KLM IV the date of readiness for operation as confirmed by the Starting Point Confirmation IV.

“Starting Points” means Starting Point I, Starting Point II, Starting Point III and Starting Point IV and “Starting Point” means any of them.

“Starting Point Confirmation I” means the confirmation in writing by the Borrower to the Facility Agent confirming the readiness of KLM I for operation in form and substance as provided for in Schedule 9 (Form of Starting Point Confirmation).

“Starting Point Confirmation II” means the confirmation in writing by the Borrower to the Facility Agent confirming the readiness of KLM II for operation in form and substance as provided for in Schedule 9 (Form of Starting Point Confirmation).

“Starting Point Confirmation III” means the confirmation in writing by the Borrower to the Facility Agent confirming the readiness of KLM III for operation in form and substance as provided for in Schedule 9 (Form of Starting Point Confirmation).

“Starting Point Confirmation IV” means the confirmation in writing by the Borrower to the Facility Agent confirming the readiness of KLM IV for operation in form and substance as provided for in Schedule 9 (Form of Starting Point Confirmation).

“Starting Point Confirmations” means Starting Point Confirmation I, Starting Point Confirmation II, Starting Point Confirmation III and Starting Point Confirmation IV and “Starting Point Confirmation” means any of them.

“Status Confirmation” means each status confirmation in relation to the status of the Project in the form set out in Schedule 8 (Form of Status Confirmation).

“Subordination Agreement” means the subordination agreement dated on or about the date hereof between the Borrower, the junior creditors referred to therein and the Facility Agent.

“Subsidiary” means in relation to any partnership, company or corporation, a partnership, company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned partnership, company or corporation;

(b)	more than half of the issued share capital in which is beneficially owned, directly or indirectly by the first mentioned partnership, company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned partnership, company or corporation, and for this purpose, a partnership, company or corporation shall be treated as being controlled by another if that other partnership, company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplier” means [***].

“Supply Contract [***] Ia” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 25 January 2007 with regard to [***] relating to KLM I.

“Supply Contract [***] Ib” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 25 January 2007 with regard to [***] relating to KLM I.

“Supply Contract [***] I” means the equipment and purchase agreement entered into between Exporter B and the Borrower dated 23 March 2007 with regard to [***] relating to KLM I.

“Supply Contract [***] IIa” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 25 January 2007 together with the relevant purchase order dated 13 July 2007 with regard to [***] relating to KLM II.

“Supply Contract [***] IIb” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 25 January 2007 together with the relevant purchase order dated 13 July 2007 with regard to [***] relating to KLM II.

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Supply Contract [***] II” means the equipment and purchase agreement entered into between Exporter B and the Borrower dated 25 January 2008 with regard to [***] relating to KLM II.

“Supply Contract [***] IIIa” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 12 November 2007 with regard to [***] relating to KLM III.

“Supply Contract [***] IIIb” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 12 November 2007 with regard to [***] relating to KLM III.

“Supply Contract [***] III” means the relevant provisions of the equipment and purchase agreement entered into between Exporter B and the Borrower dated 25 January 2008 with regard to [***] relating to KLM III, such agreement contained in the same deed as the Supply Contract [***] IV.

“Supply Contract [***] IVa” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 12 November 2007 with regard to [***] relating to KLM IV.

“Supply Contract [***] IVb” means the equipment and purchase agreement entered into between Exporter A and the Borrower dated 12 November 2007 with regard to [***] relating to KLM IV.

“Supply Contract [***] IV” means the relevant provisions of the equipment and purchase agreement entered into between Exporter B and the Borrower dated 25 January 2008 with regard to [***] relating to KLM IV, such agreement contained in the same deed as the Supply Contract [***] III.

“Supply Contracts I” means Supply Contract [***] Ia, Supply Contract [***] Ib and Supply Contract [***] I and “Supply Contract I” means any of them.

“Supply Contracts II” means Supply Contract [***] IIa, Supply Contract [***] IIb and Supply Contract [***] II and “Supply Contract II” means any of them.

“Supply Contracts III” means Supply Contract [***] IIIa, Supply Contract [***] IIIb and Supply Contract [***] III and “Supply Contract III” means any of them.

“Supply Contracts IV” means Supply Contract [***] IVa, Supply Contract [***] IVb and Supply Contract [***] IV and “Supply Contract IV” means any of them.

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Supply Contracts” means Supply Contracts I, Supply Contracts II, Supply Contracts III and Supply Contracts IV and “Supply Contract” means any of them.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature in any jurisdiction (including any penalty, fine or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Debt” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Total Equity” has the meaning ascribed thereto in Clause 19.1 (Financial Definitions).

“Transaction Documents” means the Finance Documents and the Project Documents.

“Transfer” has the meaning ascribed thereto in Clause 28.3(a) (Assignment and Transfers by the Lenders).

“Transfer Certificate” means the transfer agreement referred to in Schedule 2 (Form of Transfer Certificate).

“Transferee” means a person to which a Lender seeks to assign or transfer all or part of such Lender’s rights, benefits and/or obligations under the Finance Documents (as more specifically referred to in Clause 28.3(a) (Assignment and Transfers by the Lenders)).

“Transferor” has the meaning ascribed thereto in Clause 28.3(a) (Assignment and Transfers by the Lenders).

“Ultimate First Repayment Date 1/I” means 30 September 2008.

“Ultimate First Repayment Date 2/II” means 31 March 2009.

“Ultimate First Repayment Date 3/III” means 30 September 2009.

“Ultimate First Repayment Date 4/IV” means 31 December 2009.

“Ultimate First Repayment Date 5/V” means 30 September 2008.

“Ultimate First Repayment Date” means any of the Ultimate First Repayment Date 1/I, the Ultimate First Repayment Date 2/II, the Ultimate First Repayment Date 3/III, the Ultimate First Repayment Date 4/IV and the Ultimate First Repayment Date 5/V.

“US GAAP” means the generally accepted accounting principles in the United States of America consistent with those utilised in preparing the audited financial statement referred to in Clause 18.1(c) (Audited Annual Accounts).

“Utilisation” means the making of an Advance under a Facility.
1.2	Interpretation
Any reference in this Agreement to:

any “Lender”, the “Facility Agent”, the “Arranger”, the “Security Agent”, and any other person shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

any reference to “amend” includes an alteration, variation, supplement, accession, transfer, novation, release, replacement or re-enactment and cognate expressions shall be construed accordingly;

references to “assets” shall include all or any part of a person’s present or future business, undertaking, property, assets, benefits, rights and revenues (and includes any right to recover or receive any of the foregoing);

“continuing” in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof, and in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

a “disposal” of any asset or obligation includes any sale, transfer, exchange, lease, licence, lending-out, assignment, surrender, dispossession, set-off against or release thereof and cognate expressions shall be construed accordingly;

“dividend” includes any payment or transfer (whether in cash, specie, kind or otherwise) made by way of dividend, bonus, return on capital, repayment of capital contributions or similar rights of equity distribution other than pursuant to a winding-up;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could on a given date be purchased with the amount of the second currency at the spot rate of exchange quoted in the relevant currency exchange market at or about 12.00 noon on such date for the purchase of the first currency with the second currency;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

any reference to an account being “interest bearing” shall mean bearing such rate of interest as may be agreed from time to time between the depositor and the depositee (to be determined, where reasonably practicable, by reference to rates offered by such depositee to customers of equivalent size and financial standing to that of the relevant depositor and by reference to deposits of the same currency, of a similar size and of a similar maturity period to that of the relevant deposited amount);

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:
(a)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,
(and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“terminates” shall be construed to include where a person avoids, cancels, repudiates, revokes, rescinds, suspends, terminates or withdraws a permission, document or contract or any material part thereof;

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.
1.3	Currency Symbols
“€”, “EUR” and “euro” denote the single currency unit of the European Union as constituted by the Treaty on European Union as referred to in EMU legislation and “USD” denotes the currency unit of the United States of America.
1.4	Agreements and Statutes
Any reference in this Agreement to:
(a)	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended in accordance with the terms of such document and of this Agreement; and

(b)	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.
1.5	Headings

Clause and Schedule headings are for ease of reference only.
1.6	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to German time (MET).

1.7	Plurals

Unless otherwise indicated herein, any reference to the plural includes the singular and any reference to the singular includes the plural.

1.8	German Law Principle of Reasonableness/Good Faith (Treu und Glauben)

The Parties agree that the German statutory law principle of reasonableness/good faith (Treu und Glauben) shall apply to this Agreement.

2.	THE FACILITIES

2.1	Grant of the Facilities

The Lenders grant to the Borrower, upon the terms and subject to the conditions hereof:
(a)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,894,000 (the “Facility 1”);

(b)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,180,000 (the “Facility 2”);

(c)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,339,500 (the “Facility 3”);

(d)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,339,500 (the “Facility 4”), and

(e)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 1,227,000 (the “Facility 5”),

(f)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,894,000 (the “Facility I”);

(g)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,180,000 (the “Facility II”);

(h)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,339,500 (the “Facility III”);

(i)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 16,339,500 (the “Facility IV”), and

(j)	a euro denominated term loan facility in a maximum aggregate amount of up to EUR 1,227,000 (the “Facility V”), in aggregate, however, not exceeding EUR 133,960,000.

2.2	Purpose and Application
(a)	Each of the Facility 1 and the Facility I is exclusively intended to finance the payment of:
(i)	up to such 85% (percent) of Contract Value [***] Ia that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

least 15% (percent) of Contract Value [***] Ia;

(ii)	up to such 85% (percent) of Contract Value [***] Ib that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] Ib; and

(iii)	up to such 85% (percent) of Contract Value [***] I that remain payable to the Supplier by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] I.
(b)	Each of the Facility 2 and the Facility II is exclusively intended to finance the payment of:
(i)	up to such 85% (percent) of Contract Value [***] IIa that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] IIa;

(ii)	up to such 85% (percent) of Contract Value [***] IIb that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] IIb; and

(iii)	up to such 85% (percent) of Contract Value [***] II that remain payable to the Supplier by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] II.
(c)	Each of the Facility 3 and the Facility III is exclusively intended to finance the payment of:
(i)	up to such 85% (percent) of Contract Value [***] IIIa that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] IIIa;

(ii)	up to such 85% (percent) of Contract Value [***] IIIb that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] IIIb; and

(iii)	up to such 85% (percent) of Contract Value [***] III that remain payable to the Supplier by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] III.
(d)	Each of the Facility 4 and the Facility IV is exclusively intended to finance the payment of:

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

(i)	up to such 85% (percent) of Contract Value [***] IVa that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] IVa;

(ii)	up to such 85% (percent) of Contract Value [***] IVb that remain payable to Exporter A by the Borrower after the Borrower has effected a payment of at least 15% (percent) of the Contract Value of the Supply Contract [***] IVb; and

(iii)	up to such 85% (percent) of the Contract Value [***] IV that remain payable to the Supplier by the Borrower after the Borrower has effected a payment of at least 15% (percent) of Contract Value [***] IV.
(e)	Each of the Facility 5 and the Facility V is exclusively intended to finance the payment of up to 100 per cent. of the ECA-Fees.

(f)	All amounts granted under Clause 2.1 shall be applied in or towards satisfaction of the Borrower’s financing requirements as set out above by making Advances:
(i)	under Facility 1 and Facility I to the Borrower for reimbursement to the Borrower of amounts (other than the payment of at least 15% (percent) of the Contract Value of the Supply Contracts I) due under the terms of the Supply Contracts I or any of them and effected by the Borrower to Exporter A and/or the Supplier in light of the Exporter B Assignment and/or Exporter B, as the case may be, out of own funds of the Borrower;

(ii)	under Facility 2 and Facility II to the Borrower for reimbursement to the Borrower of amounts (other than the payment of at least 15% (percent) of the Contract Value of the Supply Contracts II) due under the terms of the Supply Contracts II or any of them and effected by the Borrower to Exporter A and/or the Supplier in light of the Exporter B Assignment and/or Exporter B, as the case may be, out of own funds of the Borrower;

(iii)	under Facility 3 and Facility III to the Borrower for reimbursement to the Borrower of amounts (other than the payment of at least 15% (percent) of the Contract Value of the Supply Contracts III) due under the terms of the Supply Contracts III or any of them and effected by the Borrower to Exporter A and/or the Supplier in light of the Exporter B Assignment and/or Exporter B, as the case may be, out of own funds of the Borrower;

(iv)	under Facility 4 and Facility IV to the Borrower for reimbursement to the Borrower of amounts (other than the payment of at least 15% (percent) of the

***	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Contract Value of the Supply Contracts IV) due under the terms of the Supply Contracts IV or any of them and effected by the Borrower to Exporter A and/or the Supplier in light of the Exporter B Assignment and/or Exporter B, as the case may be, out of own funds of the Borrower; and
(v)	under Facility 5 and Facility V to the ECA-Guarantor on behalf of the Borrower and the Borrower herewith authorises the Facility Agent, upon receipt by the Facility Agent of (i) the relevant invoice issued by the ECA-Guarantor and, (ii) the ECA-Fee Shortfall, if any, paid by the Borrower, to pay the proceeds of any such Advance to the ECA-Guarantor.
(g)	Notwithstanding that no drawdown request will be issued in respect of payments to the ECA-Guarantor, the Borrower acknowledges and agrees that payments made by the Lenders to the ECA-Guarantor pursuant to paragraph (f)(v) above constitute an Advance under this Agreement whereby the Lenders discharge their respective obligations pursuant to Clause 2.5 (Lenders’ Obligations Several) and that it is the sole obligor thereof independent of any rights or obligations it may have under the Supply Contracts or otherwise and the Borrower hereby authorises and instructs the Lenders to pay the proceeds of each such Advance into the accounts designated for such purpose by the ECA-Guarantor. The Facility Agent shall not later than at the date of an Advance made pursuant to paragraph (f)(v) above provide the Borrower with a copy of the relevant invoice issued by the ECA-Guarantor.
2.3	Conditions Precedent
(a)	Subject to subsection (b) of this Section 2.3, the Lenders shall not be obliged to make an Advance under this Agreement unless the Facility Agent has confirmed to the Borrower and the Lenders that it has received:
(i)	with regard to the initial Drawdown Request under this Agreement, all Conditions Precedent listed in Part I of Schedule 3 (Conditions Precedent);

(ii)	with regard to the first Drawdown Request in relation to each of (a) Facility 1 and Facility I, (b) Facility 2 and Facility II, (c) Facility 3 and Facility III and (d) Facility 4 and Facility IV, all Conditions Precedent listed in Part II of Schedule 3 (Conditions Precedent); and

(iii)	with regard to a Drawdown Request in relation to an Advance to be made to finance the payment under a Supply Contract, all Conditions Precedent listed in Part III of Schedule 3 (Conditions Precedent), each in form and substance satisfactory to the Facility Agent.

(b)	If, at the request of the Borrower, any Condition Precedent referred to in paragraph (a) above is waived or deferred by the Facility Agent (acting on the instructions of the Majority Lenders) the Facility Agent may attach to such waiver or deferral such requirements and further or other conditions as it may think fit (acting on the instructions of the Majority Lenders) and, to the extent not further waived or deferred by the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower shall fulfil or procure fulfilment of all such requirements and further or other conditions as may be notified to the Borrower in writing in accordance with the terms of such notification as if such requirement or further or other condition was an obligation under this Agreement.
2.4	Lenders’ Rights Several

The rights of each Lender are several and any debt arising hereunder at any time from the Borrower to any of the other parties hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of the Finance Documents independently of any other party in accordance with the terms of the Finance Documents (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

2.5	Lenders’ Obligations Several

The obligations of each Lender are several and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of any party hereto towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

3.	UTILISATION OF THE FACILITIES

3.1	General Conditions for all Advances

Without prejudice to the additional requirements set out in Clause 3.2 (Further Conditions for Advances), it is a precondition to any Advance being made by the Lenders to the Borrower that:
(a)	the proposed Drawdown Date is a Business Day which is or precedes the applicable Final Availability Date;

(b)	on and as of the proposed Drawdown Date (a) no Event of Default or Potential Event of Default has occurred and is continuing (nor will any such event thereby occur as a result of the making of such Advance as requested) and (b) the Repeated Representations and Warranties are true in all respects; and

(c)	no event has occurred which will or may result in the ECA-Guarantor (or any agent thereof) refusing to allow disbursements to be made under this Agreement or otherwise terminating the cover provided or to be issued by the Hermes Guarantee in whole or part.
3.2	Further Conditions for Advances
(a)	An Advance:
(i)	under Facility 1 will be only made simultaneously with and in an equal amount as an Advance made under Facility I and vice versa;

(ii)	under Facility 2 will be only made simultaneously with and in an equal amount as an Advance made under Facility II and vice versa;

(iii)	under Facility 3 will be only made simultaneously with and in an equal amount as an Advance made under Facility III and vice versa;

(iv)	under Facility 4 will be only made simultaneously with and in an equal amount as an Advance made under Facility IV and vice versa; and

(v)	under Facility 5 will be only made simultaneously with and in an equal amount as an Advance made under Facility V and vice versa.
(b)	Each Advance in accordance with Clauses 2.2(f)(i) through 2.2(f)(iv) will be made by the Lenders to the Borrower if:
(i)	by 10.00 a.m. not less than eight (8) Business Days before the proposed Drawdown Date in respect of such Advance, the Facility Agent has received a completed Drawdown Request from the Borrower; and

(ii)	the proposed amount of such Advance is either (a) (if less than the respective Available Facility) an amount equal to at least EUR 1,000,000 or (b) equal to the amount of the respective Available Facility.
(c)	Each Advance in accordance with Clause 2.2(f)(v) will be made by the Lenders to the ECA-Guarantor on behalf of the Borrower if for any Advance to be made to finance the ECA-Fees the Facility Agent has received an invoice from the ECA-Guarantor.
3.3	Each Lender’s Participation

Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 3.2 (Further Conditions for Advances) in the proportion borne by its relevant

Available Commitments to the relevant Available Facilities immediately prior to the making of that Advance.
3.4	Reduction of Available Commitments

If a Lender’s Available Commitments are reduced in accordance with the terms hereof after the Facility Agent has received a Drawdown Request for an Advance and such reduction was not taken into account in the respective Available Facility, then the amount of that Advance shall be reduced accordingly.

4.	INTEREST

4.1	Interest Periods

Each Interest Period (other than the first of each Loan, which shall begin on the day such Loan is made) shall start on the last day of the Interest Period preceding such period.

4.2	Duration of Interest Periods relating to Fixed Rate Facilities
(a)	Subject to this Clause 4.2, the Interest Period relating to Advances made under a Fixed Rate Facility shall be six (6) months.

(b)	Any Interest Period relating to Advances made under the same Facility (other than the Interest Period relating to the first Advance made under such Facility) shall end on the last day of the Interest Period relating to the first Advance made under such Facility.

(c)	Any Interest Period in relation to any Advance which would otherwise extend beyond a Repayment Date shall end on such Repayment Date.

(d)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
4.3	Duration of Interest Periods relating to Floating Rate Facilities
(a)	Subject to this Clause 4.3, the Borrower may for Advances made under a Floating Rate Facility select an Interest Period of three (3) or six (6) months in the Drawdown Request for the relevant Advance or (if the relevant Advance has already been made) in a Selection Notice.

(b)	Each Selection Notice for an Advance made under a Floating Rate Facility is irrevocable and must be delivered to the Facility Agent by the Borrower not later than three (3) Business Days prior to the commencement of the next Interest Period in relation to such Advance.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to this Clause 4.3 be three (3) months.

(d)	Any Interest Period relating to Advances made under the same Facility (other than the Interest Period relating to the first Advance made under such Facility) shall end on the last day of the Interest Period relating to the first Advance made under such Facility.

(e)	Any Interest Period in relation to any Advance which would otherwise extend beyond a Repayment Date shall end on such Repayment Date.

(f)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
4.4	Consolidation of Advances

If two or more Interest Periods relating to Advances made under the same Facility end at the same time, then, on the last day of those Interest Periods, those Advances will, unless (in relation to an Advance made under a Floating Rate Facility) the Borrower specifies the contrary in the Selection Notice for the next Interest Period, be treated as a single Advance.

4.5	Default Interest
(a)	If the Borrower fails to pay any amount (other than interest) payable by it hereunder on its due date or following acceleration, interest will accrue on the overdue amount from the due date up to the date of actual payment at a rate of 2 per cent. per annum above:
(i)	in relation to an amount becoming due and payable before expiration of the Interest Period applicable thereto, for the period until the expiration of such Interest Period the rate applicable to such overdue amount immediately prior to the due date; and

(ii)	in all other cases, the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent.

(b)	If the Borrower fails to pay any interest payable by it hereunder on its due date, it will make, at the time of payment of all arrears of interest, a lump sum payment for all arrears of interest in the amount of 2 per cent. above EURIBOR applicable to the respective Interest Period of the amount due and payable. The right of the Borrower to prove a lower loss of the Lenders remains unaffected.

(c)	The right of the Lenders to compensation for any loss arising from the default remains unaffected. Payments made under Clause (b) will however be deducted from such compensation.

(d)	The Facility Agent will promptly notify the Borrower and the Lenders of the determination of any default interest. Each determination by the Facility Agent will, in the absence of a manifest error, be conclusive and binding on the Borrower and the Lenders.
5.	INTEREST RATE AND PAYMENT OF INTEREST

5.1	Fixed Interest Rate

The rate of interest applicable to an Advance under the Fixed Rate Facilities from time to time during an Interest Period shall be equal to the CIRR applicable on the date of signing of this Agreement to loans denominated in EUR as notified by the Original Fixed Rate Lender to the Borrower.

5.2	Floating Interest Rate

The rate of interest applicable to an Advance under the Floating Rate Facilities from time to time during an Interest Period is the percentage rate per annum which is the aggregate of EURIBOR on the Quotation Date therefor and the Floating Rate Margin.

5.3	Payment of Interest

On each Interest Payment Date the Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

6.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

6.1	Market Disruption

If, in relation to any Advance made or to be made under a Floating Rate Facility:
(a)	EURIBOR is to be determined by reference to Reference Banks and at or about 11 a.m. on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining EURIBOR for the relevant Interest Period; or

(b)	before the close of business in Frankfurt am Main on the Quotation Date for the relevant Interest Period the Facility Agent has been notified by one or more Lenders that the EURIBOR rate does not accurately reflect the cost of funding its/their participation in such Advance and such cost of funding exceeds the Reference Rate plus 30 basis points, then, the Facility Agent shall notify the other parties hereto of such event and, notwithstanding anything to the contrary in this Agreement, Clause 6.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance.

6.2	Substitute Interest Period and Interest Rate

If sub-Clause 6.1(a) of Clause 6.1 (Market Disruption) applies to an Advance, the duration of the relevant Interest Period shall be one (1) month or, if less, such that it shall end on the next applicable succeeding Repayment Date. If either sub-Clause 6.1(a) or 6.1(b) of Clause 6.1 (Market Disruption) applies to an Advance, the rate of interest applicable to each Lender’s portion of such Advance during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 6.3 (Alternative Interest Rate)) be the rate per annum which is the sum of:
(a)	the Floating Rate Margin; and

(b)	the rate per annum notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select whereby in case of Clause 6.1(b) (Market Disruption) such rate shall not exceed the Reference Rate.
6.3	Alternative Interest Rate

If (a) either of those events mentioned in sub-Clauses 6.1(a) and 6.1(b) of Clause 6.1 (Market Disruption) occurs in relation to an Advance or (b) by reason of circumstances affecting the European interbank market during any period of three (3) consecutive Business Days EURIBOR is not available to prime banks in the European interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to such Advances and/or (ii) upon which such Advances may be maintained thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Facility Agent may not agree any such substitute basis without the prior consent of each Lender.

7.	NOTIFICATION

7.1	Advances

Not less than five (5) Business Days before the proposed day of an Utilisation, the Facility Agent shall notify each Lender of the proposed amount of the relevant Advance and the aggregate principal amount of the relevant Advance allocated to such Lender pursuant to Clause 3.3 (Each Lender’s Participation).

7.2	Interest Rate Determination and Loan Amount

The Facility Agent shall promptly notify the Borrower and the Lenders of EURIBOR and the Floating Rate Margin applicable from time to time and the Loans disbursed under any Facility.

7.3	Changes to Interest Periods or Interest Rates

The Facility Agent shall promptly notify the Borrower and the Lenders of any change to the proposed length of an Interest Period or any interest rate pursuant to Clause 4.2 (Duration of Interest Periods relating to Fixed Rate Facilities) and Clause 6 (Market Disruption and Alternative Interest Rates).

8.	REPAYMENT

8.1	Repayment Instalments
(a)	The Borrower shall repay the Facility 1 Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility 1 Loan borrowed by the Borrower as at close of business on the Final Availability Date 1/I by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility 1 Loan and all interest thereon in full on the relevant final Repayment Date.

(b)	The Borrower shall repay the Facility 2 Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility 2 Loan borrowed by the Borrower as at close of business on the Final Availability Date 2/II by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility 2 Loan and all interest thereon in full on the relevant final Repayment Date.

(c)	The Borrower shall repay the Facility 3 Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility 3 Loan borrowed by the Borrower as at close of business on the Final Availability Date 3/III by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility 3 Loan and all interest thereon in full on the relevant final Repayment Date.

(d)	The Borrower shall repay the Facility 4 Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility 4 Loan borrowed by the Borrower as at close of business on the Final Availability Date 4/IV by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility 4 Loan and all interest thereon in full on the relevant final Repayment Date.

(e)	The Borrower shall repay the Facility 5 Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility 5 Loan borrowed by the Borrower as at close of business on the Final Availability Date 5/V by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility 5 Loan and all interest thereon in full on the relevant final Repayment Date.

(f)	The Borrower shall repay the Facility I Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility I Loan borrowed by the Borrower as at close of business on the Final Availability Date 1/I by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility I Loan and all interest thereon in full on the relevant final Repayment Date.

(g)	The Borrower shall repay the Facility II Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility II Loan borrowed by the Borrower as at close of business on the Final Availability Date 2/II by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility II Loan and all interest thereon in full on the relevant final Repayment Date.

(h)	The Borrower shall repay the Facility III Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility III Loan borrowed by the Borrower as at close of business on the Final Availability Date 3/III by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility III Loan and all interest thereon in full on the relevant final Repayment Date.

(i)	The Borrower shall repay the Facility IV Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility IV Loan borrowed by the Borrower as at close of business on the Final Availability Date 4/IV by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility IV Loan and all interest thereon in full on the relevant final Repayment Date.

(j)	The Borrower shall repay the Facility V Loan in fourteen (14) semi-annual equal consecutive instalments based on the Facility V Loan borrowed by the Borrower as at close of business on the Final Availability Date 5/V by repaying on each relevant Repayment Date such an instalment. Without prejudice to the foregoing the Borrower shall in any event repay the Facility V Loan and all interest thereon in full on the relevant final Repayment Date.

(k)	The Facility Agent shall in relation to each Facility not later than the earlier of (i) ten (10) Business Days after the relevant Starting Point and (ii) fifteen (15) Business Days prior to the relevant Ultimate First Repayment Date issue a Repayment Schedule setting out the amount of the repayment instalments and the Repayment Dates in relation to the relevant Facility in the form set out in Schedule 10 (Form of Repayment Schedule) which shall be updated from time to time by the Facility Agent to reflect any prepayments made in accordance with Clauses 9 (Voluntary Cancellation and Prepayments) and 10 (Mandatory Cancellation and Prepayments).

(l)	If in relation to a KLM:
(i)	the relevant Starting Point Confirmation has not been made available to the Facility Agent prior to the Ultimate First Repayment Date;

(ii)	the Facility Agent consequently could not determine the relevant Starting Point;

(iii)	repayment of the respective Facility consequently commenced on the relevant Ultimate First Repayment Date;

(iv)	the Facility Agent subsequently received the relevant Starting Point Confirmation or by other means and in its sole discretion has determined the relevant Starting Point; and

(v)	the relevant Starting Point was a day that preceded the Ultimate First Repayment Date by more than six (6) months then all remaining Repayment Dates of the relevant Facilities (starting with the Repayment Date that prior to such adjustment would have fallen due not earlier than five (5) Business Days from the date of determination of the relevant Starting Point by the Facility Agent) shall be adjusted so that the Repayment Date of the relevant Facilities to fall due next will be the day that is six (6) months (or such smallest multiple of six (6) months that ensures that such Repayment Date falls not earlier than five (5) Business Days from the relevant Starting Point) after the relevant Starting Point and any further Repayment Date in relation to the relevant Facilities falls six (6) months after the relevant previous Repayment Date.
8.2	No Re-borrowing

No amount repaid under Clause 8.1 (Repayment Instalments) may be re-borrowed.

9.	VOLUNTARY CANCELLATION AND PREPAYMENTS

9.1	Voluntary Cancellation

The Borrower may, by giving to the Facility Agent not less than five (5) Business Days’ prior irrevocable notice to that effect, cancel the whole or any part of the Facilities without any penalty. Any such cancellation of the Available Commitments shall reduce the Available Commitments of the Lenders rateably.

9.2	Prepayment

At any time after the earlier of (i) the occurrence of the relevant Starting Point and (ii) the issuance of the relevant Repayment Schedule by the Facility Agent pursuant to

Clause 8.1(k) (Repayment Instalments) the Borrower may, after having given to the Facility Agent not less than ten (10) Business Days’ prior irrevocable written notice to that effect (the “Prepayment Notice”), prepay any part of the amount outstanding under any Facility on the last day of an Interest Period relating to the relevant Advance, subject to a minimum prepayment amount of EUR 1,000,000 or the total outstanding amount, whichever is smaller. Voluntary prepayments under this Clause 9.2 will be applied in inverse chronological order of maturity over the remaining repayment instalments and, in respect of the Facilities, as directed by the Borrower in the Prepayment Notice, otherwise:
(a)	firstly, pro rata regarding Facility 4 and Facility IV;

(b)	after repayment of Facility 4 and Facility IV in full, pro rata regarding Facility 3 and Facility III; and

(c)	after repayment of Facility 3 and Facility III in full, pro rata regarding Facility 2 and Facility II; and

(d)	after repayment of Facility 2 and Facility II in full, pro rata regarding Facility 1 and Facility I; and

(e)	after repayment of Facility 1 and Facility I in full, pro rata regarding Facility 5 and Facility V
(and the obligations of the Borrower under Clause 8.1 (Repayment Instalments) shall be satisfied pro tanto). For the avoidance of doubt any voluntary prepayment under this Clause 9.2 shall be applied in inverse chronological order of maturity in case the Parties consolidate the Loans into one single loan.
9.3	Overpayment of ECA-Fee

The Facility Agent shall upon receipt of the final invoice issued by the ECA-Guarantor in relation to the Project notify the Borrower about any overpayment of ECA-Fees made by the Borrower. The Borrower may, after having given to the Facility Agent not less than ten (10) Business Days’ prior a Prepayment Notice to that effect, apply such overpayment towards pro rata prepayment of any part of the amount outstanding under Facility 5 and Facility V on the last day of an Interest Period relating to such Facilities or request the Facility Agent to refund such overpayment to an account, details of which are to be set out in the relevant Prepayment Notice.

9.4	Scope of Prepayment

All prepayments will be made together with accrued interest on the amount prepaid and all other amounts, if any, owing by the Borrower to the Lenders hereunder.

9.5	Notices

Any notice of cancellation or Prepayment Notice given by the Borrower pursuant to this Clause 9 is irrevocable and will specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment. The Facility Agent will notify the Lenders promptly of receipt of any such notice.

9.6	No Other Voluntary Prepayments

To the extent legally permissible the Borrower will not voluntarily prepay all or any part of any Loans except at the times and in the manner expressly provided for in this Agreement.

9.7	Re-Borrowing

The Borrower will not be entitled to re-borrow any amount prepaid under this Clause 9.

10.	MANDATORY CANCELLATION AND PREPAYMENTS

10.1	If, after the Hermes Guarantee has been issued by the ECA-Guarantor:
(a)	the Hermes Guarantee is fully or partially withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect; or

(b)	the ECA-Guarantor repudiates the Hermes Guarantee or does or causes to be done any act or thing evidencing in writing that it unequivocally intends to repudiate the Hermes Guarantee issued by it, or any of the obligations of the ECA-Guarantor thereunder are not or ceases to be legal, valid, binding or in full force and effect or the ECA-Guarantor otherwise avoids, rescinds, or terminates in whole or in part the Hermes Guarantee other than pursuant to its terms, the Facility Agent shall, if so directed by any of the Lenders, by notice to the Borrower, cancel the Available Facilities attributable to the respective Lender directing the Facility Agent to do so (whereupon it shall immediately be cancelled) and declare the Loans attributable to the respective Lender directing the Facility Agent to do so, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, to be immediately due and payable (whereupon they shall become immediately due and payable) unless the circumstances set out in paragraphs (a) and (b) above occurred by virtue of wilful misconduct of the Facility Agent.
10.2	The Borrower will not be entitled to re-borrow any amount prepaid under this Clause 10.

10.3	The undrawn Commitment of each Lender under a Facility will automatically be cancelled on the relevant Final Availability Date for that Facility.

11.	TAXES

11.1	Definitions:

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document and which is:
(a)	a Lender which is a Malaysian tax resident or which acts through a Malaysian permanent establishment;

(b)	in receipt of an exemption issued by the Malaysian Ministry of Finance whereby the Malaysian Minister of Finance had exempted that Lender’s interest income received or receivable under the Finance Documents from income tax (withholding tax) pursuant to section 127 (3A) of the Malaysian Income Tax Act 1967 (as amended from time to time) at any time when it becomes a Lender; or

(c)	a Lender which is entitled to receive interest payments without any Tax Deductions in Malaysia at any time when it becomes a Lender;
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 11.2 (Tax Gross-up) or payment under Clause 11.3 (Tax Indemnity).
11.2	Tax Gross-up
(a)	Unless required by law, all payments to be made by the Borrower to any Lender, the Facility Agent or the Security Agent under the Finance Documents shall be made free and clear of and without any Tax Deduction.

(b)	In the event that any Tax Deduction is required by law, the Borrower will pay such additional amounts as will result in the receipt by such Lender, the Facility Agent, or the Security Agent of the net amounts after such Tax Deduction equal to the amounts it would otherwise have received had no such Tax Deduction been required to be made by law.

(c)	The Borrower is not required to make an increased payment to a Lender under paragraph (b) above, if on the date on which that payment falls due

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of a change after the date of this Agreement or, in case of a Lender which has become Party to this Agreement after the date of this Agreement, the date on which it became a Lender, in (or in the interpretation, administration or application of) any law or treaty, or any generally applying published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender and the Borrower is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (d) below.
(d)	A Qualifying Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make a payment without a Tax Deduction.
11.3	Tax Indemnity
(a)	Without prejudice to Clause 11.2 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents the Borrower shall, upon written demand of the Facility Agent, within three (3) Business Days of receiving such written demand, indemnify such Finance Party accordingly, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located, or, if different, the jurisdiction in which that Finance Party’s Facility Office is treated as resident for tax purposes, in respect of amounts received or receivable in that jurisdiction if that Tax is imposed on or calculated by reference to the income received or receivable by that Finance Party; or

(ii)	to the extent a Tax, loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 11.2 (Tax Gross-up); or

(B)	would have been compensated for by an increased payment under clause 11.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in clause 11.2(c) (Tax Gross-up) applied.
(c)	Further, without prejudice to Clause 11.2 (Tax Gross-up) the Borrower shall pay and, within five (5) Business Days of demand, indemnify any Lender, the Facility Agent or the Security Agent against any cost, loss or liability any Lender, Facility Agent or Security Agent may incur in relation to stamp duty, other similar transfer tax or notary fees in connection with the Finance Documents.
11.4	Tax Credits

If the Borrower makes a Tax Payment and the relevant Finance Party determines in its discretion (acting reasonably) that
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit (directly or on an affiliated group basis), the Finance Party shall pay an amount to the Borrower which that Finance Party determines in its discretion (acting reasonably) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
11.5	Claims by Lenders

A Lender intending to make a claim pursuant to Clause 11.3 (Tax Indemnity) shall notify the Facility Agent of the event giving rise to the claim within sixty (60) Business Days of the occurrence of such event, whereupon the Facility Agent shall notify the Borrower within 10 Business Days of receipt of such notification.

11.6	Change of Tax Law or Tax Regulations

Each Party shall, as soon as it becomes aware of it, inform the Facility Agent of any details of any change of tax law or tax regulations in Malaysia or the United States of America, which might have an impact on the Project.

12.	VAT

12.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (upon provision of a proper VAT invoice at the time specified in such invoice) in addition to the consideration for that supply an amount equal to the amount of the VAT if the reverse charge mechanism is not applicable and such VAT does not result from the election for a VAT option right.

12.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of the VAT.

12.3	Where pursuant to the terms of this Agreement one Finance Party makes a supply to another Finance Party, and VAT is chargeable on such supply, each Party paying the consideration for such supply shall also pay (in addition to and at the same time as paying the consideration for that supply upon provision of a proper VAT invoice) an amount equal to the amount of the VAT if the supply is not subject to the reverse charge mechanism and such VAT does not result from the election for a VAT option right.

13.	TAX RECEIPTS

13.1	Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make a Tax Deduction (or if thereafter there is any change in the rates at which or the manner in which such Tax Deductions are calculated), the Borrower shall promptly notify the Facility Agent within 10 Business Days after it becomes aware of such requirement or change.

13.2	Evidence of Payment of Tax

If the Borrower makes any payment under the Finance Documents in respect of which it is required to make any Tax Deduction, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Facility Agent for each Lender, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Lender’s share of such payment.

14.	INCREASED COSTS

14.1	Increased costs
(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, for any Interest Period beginning after the day on which the Facility Agent has notified the Borrower in accordance with Clause 14.2(a) (Increased cost claims), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliated companies as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The amount of Increased Costs shall become due and payable within five (5) Business Days of a demand by the Facility Agent.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facilities or on a Finance Party’s or its head office’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or its head office to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of the amount in reasonable detail.

14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 11.3(b) (Tax indemnity) applied);

(iii)	attributable to the wilful or gross negligent breach by the relevant Finance Party or its affiliated companies of any law or regulation; or

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator Finance Party or any of its affiliated companies).
(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).
15.	ILLEGALITY

If, at any time, after the signing of this Agreement it has become unlawful in any applicable jurisdiction for a Lender to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a notice to that effect and:
(a)	such Lender shall not thereafter be obliged to participate in the making of any Advances and the amount of its Available Commitments shall be immediately reduced to zero; and

(b)	if the relevant law and the Facility Agent on behalf of such Lender so requires, the Borrower shall repay such Lender’s share of any outstanding Advances on the last day of the Interest Period after the Facility Agent has notified the Borrower, or on such date as the Facility Agent shall have specified (which must not be earlier than the last day of any applicable grace period permitted by the relevant law) together with accrued interest thereon and all other amounts owing to such Lender under the Finance Documents and any repayment so made shall reduce rateably the remaining obligations of the Borrower under Clause 8 (Repayment).
16.	MITIGATION

16.1	If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:
(a)	an increase in any sum payable to it or for its account pursuant to Clause 11.2 (Tax Gross-up);

(b)	a claim for indemnification pursuant to Clause 11.3 (Tax Indemnity) or Clause 14 (Increased Costs); or

(c)	the reduction of its Available Commitments to zero or any repayment to be made by the Borrower pursuant to Clause 15 (Illegality), then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Borrower under any of the Clauses referred to above, such Lender shall promptly upon becoming aware of such circumstances notify the Facility Agent thereof and, in consultation with the Facility Agent and the Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations under the Finance Documents to another financial institution acceptable to the Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Lender shall be under no obligation to take any such action if, in the bona fide opinion of such Lender, to do so might have any adverse effect upon its business or operations or banking and lending policies (other than any minor costs and expenses of an administrative nature).
16.2	In the context of Clause 16.1 above the Borrower shall also be entitled to prepay the Loan in accordance with Clause 9.2 (Prepayment), provided, however, that the Borrower does not need to comply with the minimum prepayment amount stipulated therein.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties

As of the day of execution of this Agreement, the Borrower represents and warrants by way of an independent guarantee (unabhängiges Garantieversprechen) to each of the Arranger, the Facility Agent, the Security Agent and the Lenders that:

(a)	Status: it is a company limited by shares duly organised and validly existing under the laws of Malaysia, has the capacity to sue and be sued in its own name and has the corporate power and authority to own its assets and to carry on its business as currently conducted;

(b)	Powers and Authority: it has the corporate power and authority to enter into and perform its obligations under the Transaction Documents and has taken all necessary corporate and other action required to authorise the execution, delivery and performance of the Transaction Documents;

(c)	Non-Conflict: it complies with and the entry into and the execution and performance of the Transaction Documents by the Borrower do not and will not conflict:
(i)	with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets which could be expected to have a Material Adverse Effect;

(ii)	with its constitutive documents; or

(iii)	with any applicable law, including environmental and tax laws, in a manner which could be expected to have a Material Adverse Effect;
(d)	Authorisations: all material Authorisations required to be obtained or renewed by the time this representation is made or is repeated have been so obtained or renewed and each of such Authorisations is in full force and effect, the Borrower has complied and is at all times in compliance with the terms and conditions of each material Authorisation and has not received any indication and is not aware of any facts or circumstances which might result in any material Authorisation being suspended, revoked, amended, varied, withdrawn or not renewed and so far as the Borrower is aware no material Authorisation will be suspended, revoked, amended, varied, withdrawn or not renewed as a result of the execution or performance of any of the Transaction Documents or a document to be executed pursuant thereto;

(e)	Further Authorisations: having made due inquiry, it knows of no reason why any material Authorisation required for the Project or the performance of its obligations under the Transaction Documents (i) will not be granted when applied for or requested, or (ii) will be terminated, suspended, withdrawn (zurückgenommen) or revoked (widerrufen);

(f)	No Material Adverse Effect: there has been no Material Adverse Effect;

(g)	No Material Proceedings: no litigation, action or administrative proceeding of or before any court, arbitrator or agency (including, but not limited to, investigative proceedings) is commenced against the Borrower or its assets which, if adversely determined, would be expected to have a Material Adverse Effect;

(h)	No labour unrest: it knows of no labour unrest pending and no labour unrest has commenced which, if so pending and commencing respectively would be expected to have a Material Adverse Effect;

(i)	Project Documents: (i) all Project Documents (in relation to the KLM to be financed by the relevant Facility, where applicable) are or will be in full force and effect at the time of each drawdown under Facilities, and (ii) the Borrower is in compliance with all Project Documents in all material aspects;

(j)	Project Information Memorandum: the Project Information Memorandum including the documents incorporated by reference therein as provided to the Facility Agent to forward to the ECA-Guarantor and the Lenders is complete, true and correct in all material aspects as of the date of such Project Information Memorandum and all projections contained therein were judged or prepared in good faith and on the basis of fair assumptions as of the date of such Project Information Memorandum (it being understood that projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that any particular projections will be realized, and that actual results may differ and such differences may be material).

(k)	Environmental Compliance: it has duly performed and observed in all respects all Environmental Law, Environmental Permits and all other covenants, conditions, restrictions or agreements including in connection with any contamination, pollution, emissions, waste, release or discharge of any toxic or hazardous substance where failure to do so could be expected to have a Material Adverse Effect.
17.2	Repetition

Each of the representations and warranties pursuant to Clause 17.1 (Representations and Warranties) will be repeated by the Borrower on each Drawdown Date by reference to the facts and circumstances existing on such Drawdown Date.

18.	FINANCIAL INFORMATION

The Borrower makes the covenants in this Clause 18 from the date of this Agreement until the date on which all amounts of principal, interest, fees, costs, expenses, commission and all other amounts due or which may become due hereunder have been paid or repaid.

18.1	Audited Annual Accounts
(a)	The Borrower shall as soon as the same becomes available, but in any event within 180 days after the end of each of its Financial Years, deliver to the Facility Agent its annual financial statements prepared in accordance with IFRS or US GAAP (commencing with such financial statements for the Financial Year ending 31 December 2007), certified by an Authorised Signatory of the Borrower as giving a true and fair view of its financial condition as at the end of such Financial Year and of the results of its operations during such Financial Year.

(b)	The Borrower shall as soon as the same becomes available, but in any event within 180 days after the end of each of its Financial Years, deliver to the Facility Agent its annual financial statements prepared in accordance with MASB approved accounting standards and PERS (and audited by the Auditor) (commencing with such financial statements for the Financial Year ending 31 December 2007).

(c)	The Borrower shall as soon as the same becomes available, but in any event within 180 days after the end of each Financial Year of the Sponsor, deliver to the Facility Agent the annual financial statements prepared in accordance with IFRS or US GAAP (and audited by the Auditor) of the Sponsor (commencing with such financial statements for the Financial Year ending 31 December 2007).
18.2	Quarterly Statements and Compliance Certificates

The Borrower shall as soon as the same become available but in any event within 60 days after the end of each quarter of its Financial Year deliver to the Facility Agent its unaudited financial statements prepared in accordance with IFRS or US GAAP for such period (commencing with such financial statements for such quarter ending 31 March 2008), certified by an Authorised Signatory of the Borrower as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period, and a Compliance Certificate signed by an Authorised Signatory of the Borrower together with evidence of its accounts, financial statements and calculations as required to confirm the accuracy of the Compliance Certificate. All projections and assumptions used for the purposes of the Compliance Certificate shall be fair and reasonable.

18.3	Status Confirmations

The Borrower shall within 45 days after the end of each calendar quarter prior to Starting Point IV deliver to the Facility Agent a Status Confirmation signed by an Authorised Signatory of the Borrower.

18.4	Budget

The Borrower shall not later than sixty (60) days after the end of its Financial Year provide the Facility Agent a Budget for the new Financial Year, the first time in respect of the Financial Year 2009.

18.5	Financial Year

The Borrower shall inform the Facility Agent promptly about a change of the end of the Financial Year of the Borrower and/or the Sponsor.

18.6	Other Information

The Borrower shall from time to time on the request of the Facility Agent, furnish to the Lenders through the Facility Agent such information about the financial condition of the Borrower as the Lenders may reasonably request.

18.7	Accounting Policies

The Borrower shall ensure that each set of financial statements delivered pursuant to this Clause 18 is prepared in the English language using accounting policies, practices, procedures and reference period consistent with IFRS, US GAAP or MASB approved accounting standards and PERS, as relevant, and, in relation to any such financial statement, the Borrower shall notify the Facility Agent if there have been one or more changes in any accounting policy, practice, procedure or reference period and the Borrower shall procure that in respect of the financial statements provided pursuant to Clause 18.1(b), the Borrower’s Auditor provides:
(a)	a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in such detail and format as may be required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial position indicated by those financial statements and the Original Financial Statements, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
19.	FINANCIAL COVENANTS

19.1	Financial Definitions

In this Clause 19:

“Annualised Debt Service” means the Debt Service during the preceding twelve months.

“Annualised DSCR” means the DSCR during the preceding twelve months.

“Annualised EBITDA” means the EBITDA during the preceding twelve months.

“Annualised Net Interest Expense” means the Net Interest Expense during the preceding twelve months.

“CAFDS” means the EBITDA for any preceding twelve months:
(a)	after deducting any amount of tax on profits, gains, income in respect of cash payments or cash payable;

(b)	after taking into account all increases and decreases respectively of accruals;

(c)	after taking into account all increases and decreases respectively of liabilities resulting from deliveries of goods and services;

(d)	after taking into account all increases and decreases respectively of liabilities against members of the First Solar Group;

(e)	after taking into account all increases and decreases respectively of receivables resulting from deliveries of goods and services;

(f)	after taking into account all increases and decreases respectively of receivables against members of the First Solar Group;

(g)	after taking into account all increases and decreases respectively of the inventories, raw materials and supplies, work-in-process and finished product, advance payments and prepaid expenses; and

(h)	after taking into account all increases and decreases respectively of the Capital Expenditures.

“Capital Expenditure” means any expenditure (including any reinvestment of disposal proceeds but excluding any replacement of assets out of insurance proceeds) or obligations in respect of expenditure (including any obligation in respect of the capital element of any finance lease, operating lease or capital lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature, or for the replacements or substitutions therefore or additions or improvements thereto in each case which would be consistent with the Borrower’s accounting policies and in line with US GAAP, together with costs incurred in connection therewith.

“Debt Service” means in respect of the Borrower any due and payable fees, Net Interest Expense and repayments of principal in respect of any loan granted to the Borrower but in respect of shareholder loans only amounts of principal and interest actually paid.

“DSCR” means the ratio of CAFDS to Annualised Debt Service.

“EBITDA” means the Borrower’s net results plus interest expenses minus interest income plus taxes plus depreciation plus amortization (excluding in each case extraordinary items) plus cash injections during any cure period/grace period of a Financial Covenant.

“Net Interest Expense” means in respect of the Borrower all interest due and payable (other than interest due and payable but not actually paid under any loan granted by another member of the First Solar Group to the Borrower) minus all interest earned.

“Total Debt” means, in respect of any financial year, all moneys borrowed (including debt incurred under any bill of exchange) of the Borrower plus (to the extent not already included under moneys borrowed):
(a)	the amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	the amount incurred by acceptance of any certificate of indebtedness;

(c)	the amount of any mezzanine capital of the Borrower;

(d)	the amount of any liability in respect of any lease or hire purchase contract;

(e)	the amount of any trade liability with a remaining period of one (1) year and more;

(f)	the amount of any liability of the Borrower against another member of the First Solar Group with a remaining period of one (1) year and more; and

(g)	the amount of any subordinated shareholder loan granted to the Borrower (excluding the amount of any shareholder loan granted to cure a breach of any covenant under this Clause 19).
“Total Equity” means, in respect of any financial year, the paid-in capital, ordinary share capital or subscribed capital of the Borrower:
(a)	plus capital reserves;

(b)	after taking into account any retained earnings and accumulated deficits;

(c)	after taking into account any net income and net loss;

(d)	minus any receivables against shareholders;

(e)	plus any liabilities towards shareholders if subordinated to the claims of the Finance Parties against the Borrower under the Finance Documents; and

(f)	plus any subordinated shareholder debt.
19.2	Financial Condition

The Borrower shall:
(a)	Total Debt to Equity Ratio: ensure that at the end of each quarter of each Financial Year the ratio of Total Debt to Total Equity is not higher than:
(i)	100 per cent. at the end of the Financial Year 2009 to be calculated the first time at the end of the Financial Year 2009; and

(ii)	75 per cent. thereafter.
(b)	Total Leverage Ratio: ensure that at the end of each quarter of each Financial Year the ratio of Total Debt to Annualised EBITDA is not above 4.5 in its Financial Year 2009 and thereafter, to be calculated the first time at the end of the Financial Year 2009.

(c)	Interest Coverage Ratio: ensure that at the end of each quarter of each Financial Year the ratio of Annualised EBITDA to Annualised Net Interest Expense is not less than 4.0 to be calculated the first time at the end of the Financial Year 2009.

(d)	Debt Service Coverage Ratio: ensure that at the end of each quarter of each Financial Year the Annualised DSCR is not less than:

(i)	1.1 in its Financial Year 2009 to be calculated the first time at the end of the Financial Year 2009; and

(ii)	2.5 therafter.
19.3	No Event of Default

The Borrower may cure a breach of any covenant under this Clause 19 within twenty (20) Business Days from the earlier of (i) the Borrower becoming aware of such breach and (ii) notification by the Facility Agent of such breach by procuring the provision of further equity or shareholder loans subordinated in accordance with the terms of the Subordination Agreement to the Borrower. Upon provision of such further equity and subordinated loans respectively the ratios set out in this Clause 19 will be recalculated taking into account such further equity and subordinated loans respectively. Where any such breach of a covenant under this Clause 19 is cured in accordance with this paragraph no Event of Default will arise as a consequence of that breach.

20.	COVENANTS

20.1	Positive Covenants

The Borrower shall:
(a)	Maintenance of Legal Validity and Legal Status: (i) do all things necessary to maintain its existence as a legal person and to ensure the legality, validity, enforceability or admissibility in evidence in Malaysia of the Transaction Documents including the obtaining and maintaining of all applicable Authorisations necessary for the Project and the performance of its obligations under the Transaction Documents, as and when required, and, (ii) on request of the Facility Agent, shall supply copies (certified by an Authorised Signatory of the Borrower as true, complete and up to date) of any such Authorisations and (iii) comply with all applicable laws and Authorisations, except a failure to comply with this Clause 20.1(a)(i) and (iii) would not reasonably be expected to have a Material Adverse Effect;

(b)	Applicable social, health and safety guidelines: comply in all material respects with all applicable social, health and safety guidelines except where a failure to comply with this covenant would not be expected to have a Material Adverse Effect;

(c)	Notification of Events of Default and Material Adverse Effect: promptly inform the Facility Agent of the occurrence of any Event of Default, Potential Event of Default or Material Adverse Effect of which it is aware and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default, Potential Event of Default or Material Adverse Effect has occurred of which it is aware;

(d)	Transaction Documents: enter into, maintain in full force and effect, perform all its obligations under, and otherwise comply in all material respects with all Transaction Documents;

(e)	Project Documents: promptly provide details of any cancellation, termination, change or waiver under any of the Project Documents which might have a material impact on the Project in particular, but not limited to, cancellations, terminations, changes or waivers of the terms of payment, the delivery dates and/or the specifications of the Equipment contained in any Project Document;

(f)	Shipping Documents: promptly upon receipt thereof provide a photocopy of each bill of lading (Konnossement) issued under any Supply Contract;

(g)	Information to ECA-Guarantor: allow the Facility Agent to give information to the ECA-Guarantor regarding the Borrower, the Project and in connection with the Transaction Documents;

(h)	ECA-Fee Shortfall: pay to the Facility Agent on its first written demand (auf erstes Anfordern) any ECA-Fee Shortfall to be forwarded by the Facility Agent to the ECA-Guarantor together with the relevant proceeds of the relevant Facility in order to meet the payment obligations in relation to the ECA-Fee as invoiced by the ECA-Guarantor in any invoice in relation to a Facility;

(i)	Inspection: allow the Facility Agent, Security Agent and the Lenders to inspect the Project and the books and records of the Borrower at any reasonable time during normal business hours and with at least seven (7) days prior notification thereof;

(j)	Claims Pari-Passu: ensure that at all times the claims of the Lenders against it under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors;

(k)	No Immunity: waive any immunity from suit or enforcement;

(l)	Environmental Compliance: comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and notify the Facility Agent, promptly after a responsible officer becomes aware of the same of:
(i)	any Environmental Claim made on it or to any occupier of any property owned or leased by it under any Environmental Law which may affect the compliance with this Agreement; and

(ii)	any circumstances which arise whereby any material remedial action is likely to be required to be taken by, or at the expense of, it pursuant to any Environmental Law;
(m)	Notification of Litigation etc.: promptly provide the details of each litigation, arbitration or administrative proceedings which are current, and, to the best of its knowledge, threatened or pending against the Borrower with an amount in dispute of more than USD 10,000,000 (or its equivalent in any other currency);

(n)	Insurance: keep and maintain effective and in full force adequate insurance policies for building risk and property insurance in respect of the Project (the “Insurances”) with insurers with international reputation, pay the premium in time and ensure that the insurance company accepts the Facility Agent as a loss payee in such way that insurance proceeds have to be disbursed to the Facility Agent after an Event of Default has occurred or is continuing and promptly upon reasonable request provide to the Facility Agent copies of all cover notes and policies (including endorsements) issued from time to time in relation to each insurance, and of all changes requested or effected thereto;

(o)	Financial Statements: prepare its financial statements in accordance with IFRS or US GAAP;
20.2	Negative Covenants

The Borrower shall not (by action or omission) without the prior written consent of the Facility Agent which shall not be unreasonably withheld or delayed:
(a)	Negative Pledge: create or permit to subsist any Encumbrance over the Equipment or parts thereof other than any Permitted Encumbrance;

(b)	Disposals: sell, lease, transfer or otherwise dispose of the whole or any part of the Equipment other than by way of a Permitted Disposal;

(c)	Loans: make loans to any person other than:
(i)	to members of the First Solar Group;

(ii)	to officers and employees in each case not exceeding USD 1,000,000 (or its equivalent in any other currency) per officer and employee respectively;

(iii)	not falling under any other paragraph of this covenant and which does not exceed USD 20,000,000 (or its equivalent in any other currency) in aggregate outstanding at any time; and

(iv)	in the ordinary course of business.
(d)	Guarantees: guarantee the satisfaction of obligations of any person other than:
(i)	officers and employees if the guarantee in each case does not exceed USD 1,000,000 (or its equivalent in any other currency) per officer and employee respectively;

(ii)	obligations to local utilities and/or governmental agencies if such guarantee is requested by utilities and/or governmental agencies as standard business practice; and

(iii)	guarantees not falling under the above paragraphs (i) and (ii) of this covenant and which do not exceed USD 20,000,000 (or its equivalent in any other currency) in aggregate outstanding at any time.
(e)	Change of Business: make any changes to the general nature of its business or carry on any other business which results in any change to the general nature of such business;

(f)	Merger or Consolidation: enter into any amalgamation, merger, demerger or consolidation, or undertake any corporate or financial restructuring except for within the First Solar Group or if the Borrower is the surviving entity, provided, however, the Borrower provides the Facility Agent not later than ten (10) Business Days prior to such amalgamation, merger or consolidation with an updated Budget taking into account such amalgamation, merger or consolidation and containing a detailed calculation of forecasts in relation to all Financial Covenants for the twelve (12) months following the date of such Budget showing that such Financial Covenants will not be breached as a result of such amalgamation, merger or consolidation;

(g)	Illegal Payment: offer, give, receive or solicit any illegal payment or improper advantage to any person in connection with the Project;

(h)	Contracts with members of First Solar Group: enter into any contract with other members of the First Solar Group otherwise than on terms no less favourable to the Borrower than arm’s length terms and in the ordinary course of business.

21.	EVENTS OF DEFAULT

21.1	Each of the following circumstances constitutes an Event of Default for the purpose of this Agreement, irrespective of whether or not caused by any reason within the control of the Borrower or any other person, is voluntary or involuntary or arises or is effected by operation of applicable law. Each Event of Default may be relied upon by the Facility Agent and the Lenders severally and independently from any other Event of Default:
(a)	Payment Obligations: failure by the Borrower to make:
(i)	any payment of principal or interest due under and in accordance with this Agreement within five (5) Business Days from the due date thereof; and/or

(ii)	any other payment due under the Finance Documents within five (5) Business Days from a notification by the Facility Agent of the Borrower’s failure to pay;
(b)	Representations and Warranties etc: any representation, warranty or statement made by the Borrower or the Sponsor in or pursuant to any Transaction Document, the Hermes Guarantee, any certificate, statement or opinion delivered by or on behalf of the Borrower or the Sponsor hereunder or in connection herewith is or proves to have been incorrect, untrue or misleading in a material respect when made or delivered, unless the circumstances giving rise to the misrepresentation are capable of remedy and remedied within fifteen (15) Business Days from the earlier of (i) the Borrower becoming aware of the misrepresentation and (ii) notification by the Facility Agent of such misrepresentation;

(c)	Covenants: subject to Clause 19.3 (No Event of Default) the Borrower or the Sponsor breaches any covenant or obligation under any Transaction Document (other than Clause 20.1(c) (Notification of Events of Default and Material Adverse Effect) in respect of a Potential Event of Default) or the Hermes Guarantee which, if capable of being remedied, has not been remedied to the satisfaction of the Facility Agent and/or, in relation to the Security Charge over the Equipment, of the Security Agent within fifteen (15) Business Days from the earlier of (i) the Borrower becoming aware of such breach, (ii) notification by the Facility Agent and/or, in relation to the Security Charge over the Equipment, of the Security Agent of such breach, and (iii) any such document is terminated (otherwise than by reason of full performance in accordance with its terms);

(d)	Insolvency and Rescheduling: any cause exists on the basis of which insolvency or bankruptcy proceedings under any applicable law could be initiated against the

Borrower or the Sponsor or any of their assets or the Borrower or the Sponsor commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a composition with its creditors;

(e)	Winding-up: the Borrower or the Sponsor takes any corporate action or any other steps are taken or legal proceedings are started for its winding-up, dissolution, liquidation or reorganisation or other relief with respect to it or its debts or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any part or all of its assets;

(f)	Indebtedness:
(i)	any Financial Indebtedness of the Borrower is not paid when due (nor within any originally applicable grace periods) or is declared to be or otherwise becomes due and payable prior to its specified maturity (or within any originally applicable grace periods) as a result of an event of default (however described) unless such Financial Indebtedness is contested in good faith and reserved for; or

(ii)	any creditor of the Borrower has declared any Financial Indebtedness of the Borrower due and payable prior to its specified maturity (after the expiry of any originally applicable grace periods) as a result of an event of default (howsoever described); or

(iii)	any security (other than under a Security Document) securing Financial Indebtedness over any asset of the Borrower become enforceable for the amount of such Financial Indebtedness, provided that no Event of Default will occur under Clauses (f) (i) to (iii) as applicable unless the aggregate amount of any such Financial Indebtedness under the relevant sub-clause is USD 5,000,000 (or its equivalent in any other currency) or more;
(g)	Change of Control: the Sponsor ceases to:
(i)	own (directly or indirectly) more than 50 per cent. of the entire issued share capital of the Borrower; or

(ii)	control (directly or indirectly) the Borrower.

(h)	Invalid, Non-binding and Non-enforceable Obligations: a provision of the Finance Documents is not legal, valid, binding and enforceable subject, however, to any general principles of law and qualifications as to matters of law set out in any legal opinion to be delivered to the Facility Agent pursuant to Clause 2.3(a)(i) (Conditions Precedent);

(i)	Security: any material security pursuant to the Security Documents has not been provided on the due date or ceases to be in full force and effect;

(j)	Sponsor’s Guarantee: any event of default under the Sponsor’s Guarantee;

(k)	Material Adverse Effect: any other event or circumstance (or series of events or circumstances) occurs that has a Material Adverse Effect, subject, however, to general principles of law and qualifications as to matters of law set out in any legal opinion to be delivered to the Facility Agent pursuant to Clause 2.3(a)(i) (Conditions Precedent) unless the Facility Agent is satisfied that the Sponsor will perform under the Sponsor’s Guarantee and such performance is capable to remedy such Material Adverse Effect.
21.2	Acceleration and Cancellation

Upon the occurrence of an Event of Default and at any time thereafter while such Event of Default is continuing, the Facility Agent may and shall upon the direction of the Majority Lenders by notice to the Borrower:
(a)	declare all or any part of the Advances to be immediately due and payable or declare all or any part of the Advances to be due and payable on its demand (whereupon the same will become so payable together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents); and/or

(b)	declare that any unutilised portion of the Facility will be cancelled, whereupon the Lenders’ undrawn Commitments shall be cancelled and each Lender’s undrawn Commitment will be reduced to zero, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clauses 21.1(d) (Insolvency and Rescheduling) and 21.1(e) (Winding Up), the undrawn Commitments of each Lender will immediately be reduced to zero and all Advances and other sums then owed by the Borrower hereunder shall become immediately due and payable; and/or

(c)	exercise all rights and remedies under any Finance Document or instruct the Security Agent to do so; and/or

(d)	to exercise the rights of the Lenders in relation to the Hermes Guarantee or any security in accordance with the Security Documents.

21.3	Advances Due on Demand
If, pursuant to Clause 21.2(a), the Facility Agent declares all or any part of the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter the Facility Agent may by notice to the Borrower:
(a)	require repayment of all or such part of the Facility on such date as it may specify in such notice (whereupon the same will become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents); and/or

(b)	select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.
21.4	Participation of the ECA-Guarantor
Upon becoming aware of the occurrence of an Event of Default in accordance with the terms of this Agreement, the Facility Agent will promptly inform the ECA-Guarantor thereof.
22.	FEES
22.1	Underwriting Fee for the Floating Rate Facilities
(a)	The Borrower shall pay to the Facility Agent an underwriting fee as a one time fee of 0.5 per cent. of the aggregate amount of, as at the date of the Facility Agreement, the Floating Rate Facilities for the account of the Lender granting such Floating Rate Facilities.

(b)	The underwriting fee for the Floating Rate Facilities pursuant to paragraph (a) above shall be due and payable on the date of the first Utilisation into an account to be specified by the Facility Agent to the Borrower in writing.
22.2	Management Fee for the Fixed Rate Facilities
(a)	The Borrower shall pay to the Facility Agent (for the account of the Lender granting the Fixed Rate Facilities) a management fee as a one time fee of 0.25 per cent. of the aggregate amount of, as at the date of this Agreement, the Fixed Rate Facilities.

(b)	The management fee for the Fixed Rate Facilities pursuant to paragraph (a) above shall be due and payable on the date of the first Utilisation into an account to be specified by the Facility Agent to the Borrower in writing.

22.3	Commitment Fee
The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee on the amount of
(a)	such Lender’s Available Fixed Rate Commitment from day to day during the relevant Availability Period, such commitment fee to be calculated at the rate of 0.375 per cent. per annum, and

(b)	such Lender’s Available Floating Rate Commitment from day to day during the relevant Availability Period, such commitment fee to be calculated at the rate of 0.35 per cent. per annum, such commitment fee being payable in EUR in arrear on the last day of each calendar quarter during the relevant Availability Period and on the relevant Final Availability Date.
22.4	Agency Fee
The Borrower shall pay to the Facility Agent (for the account of the Agent) an annual fee in the amount of EUR 20,000 for the administration of the Facilities and related matters due and payable each year on 30 June into an account to be specified by the Facility Agent to the Borrower in writing.
22.5	Security Agency Fee
The Borrower shall pay to the Security Agent (for the account of the Security Agent) an annual fee in the amount of EUR 10,000 for the administration of the Security granted under the Security Documents and related matters due and payable each year on 30 June into an account to be specified by the Security Agent to the Borrower in writing.
22.6	Payments
All payments to be made by the Borrower to any of the Finance Parties under this Clause 22 (Fees):
(a)	shall be paid in immediately available, freely transferable, cleared funds;

(b)	shall be paid in Euro; and

(c)	are exclusive of any VAT. If VAT is chargeable in respect of any of the fees payable under this Clause 22 (Fees), the Borrower shall, at the same time as such payment is due and payable, pay any applicable VAT.

23.	COSTS AND EXPENSES
23.1	Transaction Expenses
The Borrower shall, from time to time on demand of the Facility Agent or the Security Agent, reimburse each of the Facility Agent, the Security Agent and the Arranger for all expenses (including fees of any Advisor) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of the Finance Documents and the Exporter B Assignment, and the completion of the transactions contemplated in each case therein provided that any such expenses are within the limits agreed in writing between the Arranger and the Borrower prior to the making of any such expenses.
23.2	Preservation and Enforcement of Rights
The Borrower shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent, the Security Agent and the Lenders for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of such parties under the Finance Documents (including, without limitation, any costs and expenses relating to any investigation as to whether or not an Event of Default has occurred or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an Event of Default). However, to the extent a legal opinion is obtained by the Facility Agent in respect of Authorisations (other than the legal opinion referred to in item 18 of Schedule 3, Part I), the Borrower shall only be obliged to reimburse the Facility Agent for any costs incurred in connection with such legal opinion if the legal opinion stipulates that the respective Authorisation is invalid. If such legal opinion confirms the validity of the respective Authorisation, the Borrower is not obliged to reimburse the Facility Agent.
23.3	Stamp Taxes
The Borrower shall pay all stamp, registration and other taxes to which the Finance Documents, any other document referred to in the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Facility Agent, indemnify the Lenders against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.
23.4	Amendment Costs
If the Borrower requests any amendment, waiver or consent then the Borrower shall, within ten (10) Business Days of demand by the Facility Agent, reimburse the Facility Agent, the Security Agent and the Lenders for all costs and expenses (including legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

23.5	Translation Costs
The Borrower shall, within ten (10) Business Days of demand by the Facility Agent, reimburse the Facility Agent, the Security Agent and the Lenders for all costs and expenses (including such costs and expenses of a legal adviser) together with any VAT thereon incurred by the Facility Agent, the Security Agent or any Lender by reason of such person having to have translated into English, Malay or German, as the case may be, any notice or other communication made or delivered under this Agreement or any other documents required to be delivered under or in connection with this Agreement or any other Transaction Document which is not in English, Malay or German, as the case may be or otherwise already accompanied by a relevant certified translation into English, Malay or German, as the case may be.
23.6	Reimbursement of VAT
The Borrower shall only be obliged to reimburse any VAT payable in accordance with Clauses 23.1 (Transaction Expenses) to 23.5 (Translation Costs) if the respective Party entitled to reimbursement thereunder confirms that it is not legally entitled to deduct input tax (Vorsteuerabzugsberechtigung) in respect of the amounts to be reimbursed.
23.7	Lenders’ Liabilities for Costs
If the Borrower fails to perform any of its obligations under this Clause 23 (Costs and Expenses), each Lender shall, in the proportion borne by its share of the Loans (or, if no Advances have been made, its Available Commitments) to the amount of the Loans (or, if no Advances have been made, the Available Facilities) for the time being (or, if the Loans have been repaid in full, immediately prior to the final repayment thereof), indemnify each of the Facility Agent and the Security Agent against any loss incurred by any of them as a result of such failure.
24.	INDEMNITY AND BREAK COSTS
24.1	Indemnities
The Borrower undertakes to indemnify each of the Lenders, the Facility Agent and the Security Agent, except where any such costs, loss, expense or liability results from a Lender’s, the Facility Agent’s or the Security Agent’s gross negligence or wilful misconduct, against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower and/or the Sponsor in the performance of any of the obligations expressed to be assumed by it in any of the Transaction Documents.

24.2	Break Costs
If:
(a)	in relation to any Floating Rate Facility any payment or (voluntary or mandatory) prepayment is made otherwise than on the last day of an Interest Period applicable thereto; or

(b)	in relation to all Facilities any other payment is made otherwise than on the due date therefore; or

(c)	a Fixed Rate Loan is prepaid in full or in part in accordance with Clause 9.2 (Prepayment), Clause 10.1 and/or Clause 16.2 above; or

(d)	in relation to all Facilities any Advance requested is not made (other than by reason of default or negligence by a Finance Party);
then the Borrower will, except such payment or prepayment results from the application of Clause 15 (Illegality) pay to the Facility Agent for the account of each Lender to which such payment is made or who participated in the Advance requested, in respect of a Floating Rate Facility its Floating Rate Facility Break Costs and in respect of a Fixed Rate Facility its Fixed Rate Facility Break Costs.

“Floating Rate Facility Break Costs” means the amount (if any) by which:
(a)	the amount of interest which a Lender would have received (excluding Floating Rate Margin) for the period from the date of receipt of any part of the Floating Rate Loan or an overdue amount to the last day of the applicable Interest Period for the Floating Rate Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;
exceeds

the amount of interest which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a bank operating in the European Union (selected by that Lender) which has short term unsecured debt instruments in issue with a rating of F1(+) (or better) by Fitch, P-1 (or better) by Moody’s or A-1(+) (or better) by S&P for period starting on the Business Day following receipt and ending on the last day of the current Interest Period.
“Fixed Rate Facility Break Costs” means, as of the date of receipt of a repayment or prepayment by the Lender providing the Fixed Rate Facilities, the amount of the present value of the difference between

(a)	the amount of interest which a Lender would have earned on the amount received for the period from the date of receipt until the remaining term of the relevant Fixed Rate Loan if the prepayment had not been made; and

(b)	the amount of interest which the Lender would be able to obtain by investing an amount equal to the amount received by it for the remaining term of the relevant Fixed Rate Loan at the ICAPEURO rate as displayed by Reuters, in each case as calculated by the Lender and notified to the Borrowers.
25.	PAYMENTS
25.1	Notification of Payments
Without prejudice to the liability of each party hereto promptly to pay each amount owing by it hereunder on the due date therefore, whenever a payment is expected to be made by any of the parties hereto, the Facility Agent shall, at least two (2) Business Days prior to the expected date for such payment, notify all the parties hereto of the amount, currency and timing of such payment and the identity of the party liable to make such payment and issue invoices in relation to such payments if requested, for example, for VAT purposes.
25.2	Payments to the Facility Agent
(a)	On each date on which this Agreement requires an amount to be paid by the Borrower or a Lender and the Borrower or, as the case may be, such Lender shall make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account with such bank as the Facility Agent shall specify from time to time.

(b)	Unless otherwise permitted, all payments required to be made by the Borrower to the Lenders under any Finance Document will be made in euro to the Facility Agent on the due date therefore not later than 10:00 a.m.. If a payment is due on a day which is not a Business Day, the due date for that payment will instead be the immediately next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).
25.3	Distributions by the Facility Agent
(a)	Save as otherwise provided herein, each payment received by the Facility Agent pursuant to Clause 25.2 (Payments to the Facility Agent) shall be made available by the Facility Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank as such person shall have previously notified to the Facility Agent.
(b)	A payment will be deemed to have been made by the Facility Agent on the date on which it is required to be made under this Agreement if the Facility Agent can demonstrate that it has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Facility Agent in order to make the payment. For the avoidance, the Borrower shall not have any liability towards the Lenders for any failure by the Facility Agent in respect of any distribution by the Facility Agent to the Lenders.
25.4	No Set-off
All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.
25.5	Clawback
Where a sum is to be paid hereunder to the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person until the Facility Agent has been able to establish to its satisfaction that the Facility Agent has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.
25.6	Partial Payments
(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligation of the Borrower under the Finance Documents in the following order:
(i)	firstly, in or towards payment pro rata according to the respective amount thereof, of any unpaid fees, costs and expenses due to the Finance Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata according to the respective amount thereof, of any accrued interest due and payable under this Agreement;

(iii)	thirdly, in or towards payment pro rata according to the respective amount thereof, of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata according to the respective amount thereof, of any other sum due but unpaid under this Agreement, unless and to the extent a deviating application of such payments received is prescribed by the ECA Guarantor.
(b)	Paragraph (a) above will override any appropriation made by the Borrower.
26.	SHARING
26.1	Payments to Lenders
If a Lender (a “Recovering Bank”) applies any receipt or recovery from the Borrower to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 25 (Payments), then such Recovering Bank shall:
(a)	notify the Facility Agent of such receipt or recovery;

(b)	at the request of the Facility Agent, promptly pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by such Recovering Bank as its share of any payment to be made under this Agreement.
26.2	Redistribution of Payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it rateably between the Lenders (other than the Recovering Bank).
26.3	Recovering Bank’s Rights
The Lenders (other than the Recovering Bank) will assign to the Recovering Bank the claims (or the proof thereof) to which the Sharing Payment is allocated and if and to the extent the Recovering Bank is not able to rely on the assignment the Borrower shall be liable to the Recovering Bank in an amount equal to that assigned claim.
26.4	Repayable Recoveries
If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:
(a)	each party which has received a share of such Sharing Payment pursuant to Clause 26.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

(b)	such Recovering Bank’s rights of assignment shall be cancelled and the Borrower will be liable to the reimbursing of the party for the amount so reimbursed and the Recovering Bank shall re-assign any claims assigned to it pursuant to Clause 26.3 (Recovering Bank’s Rights).
26.5	Exception
This Clause 26 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the Borrower.
26.6	Recoveries Through Legal Proceedings
If any Lender intends to commence any action in any court it shall give prior notice to the Facility Agent and the other Lenders. If any Lender shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Lender shall not be required to share any portion of such amount with any Lender which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.
27.	THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER AND THE LENDERS
27.1	Appointment of the Agents
Each of the Lenders appoints the Facility Agent and the Security Agent, in each case to act as its agent in connection with the Finance Documents and the Hermes Guarantee and authorises the Facility Agent and the Security Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to such agent by the terms hereof and thereof together with all such rights, powers, authorities and discretions as are incidental thereto.
27.2	Agent’s Discretions
Each of the Facility Agent and the Security Agent may:
(a)	assume, unless it has, in its capacity as agent for the Lenders, received notice to the contrary from any other party hereto or upon it becoming aware in the case of any default by the Borrower in the payment of principal or contractual interest hereunder, that (i) any representation made by the Borrower in connection with the Finance Documents is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) no party is in breach of or default under its obligations under the Transaction Documents and (iv) any right, power, authority or discretion vested herein upon the Majority Lenders, the Lenders or any other person or group of persons has not been exercised;

(b)	assume that (i) the Facility Office of each Lender is that notified to it by such Lender in writing and (ii) the information provided by each Lender pursuant to Clause 31 (Notices) is true and correct in all respects until it has received from such Lender notice of a change to its Facility Office or any such information and act upon any such notice until the same is superseded by a further such notice;

(c)	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)	rely as to any matters of fact upon a certificate signed by or on behalf of the Borrower or any Shareholder or Sponsor;

(e)	rely upon any communication or document believed by it to be genuine;

(f)	(other than in respect of, and in connection with, Clause 10.1, where each Lender may instruct the Facility Agent and/or the Security Agent to enforce such Lender’s rights contained in Clause 10.1)) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by the Majority Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(g)	refrain from acting in accordance with any instructions of the Majority Lenders or the Lenders to begin any legal action or proceeding arising out of or in connection with the Finance Documents and the Hermes Guarantee until it shall have received such Security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.
27.3	Facility Agent’s Obligations
The Facility Agent shall:
(a)	promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from the Borrower under the Finance Documents;

(b)	promptly notify each Lender of the occurrence of any Event of Default or any default by the Borrower in the due performance of or compliance with its obligations under the Finance Documents of which the Facility Agent has notice from any other party hereto (or, in the case of the Facility Agent, any default by the Borrower in the payment of principal or contractual interest hereunder of which it is aware);

(c)	(save as otherwise provided herein, and other than in respect of, and in connection with, Clause 10.1, where each Lender may instruct the Facility Agent to enforce such Lender’s rights contained in Clause 10.1), act as agent hereunder in accordance with any instructions given to it by the Majority Lenders, which instructions shall be binding on the Arranger, the Security Agent and the Lenders;

(d)	if so instructed by the Majority Lenders, refrain from exercising any right, power or discretion vested in it as agent hereunder; and

(e)	use its reasonable efforts to obtain the Hermes Guarantee and to comply with any conditions contained therein, whereas each Lender will, upon request by the Facility Agent, support, and provide requested information to, the Facility Agent in order to enable the Facility Agent to comply with its obligations contained in this paragraph (e).
The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature unless otherwise provided for therein.
27.4	Excluded Obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, neither the Facility Agent, the Security Agent nor the Arranger shall:
(a)	be bound to enquire as to (i) whether or not any representation made or deemed to be made by the Borrower in connection with the Finance Documents is true, (ii) the occurrence or otherwise of any Event of Default or Potential Event of Default (other than, in the case of the Facility Agent, any default by the Borrower in the payment of principal or contractual interest hereunder), (iii) the performance by the Borrower of its obligations under the Finance Documents or (iv) any breach of or default by the Borrower of or under its obligations under the Finance Documents;

(b)	be bound to account to any Lender or any other party for any sum or the profit element of any sum received by it for its own account;

(c)	be under any obligations other than those for which express provision is made herein; or

(d)	be or be deemed to be a fiduciary for any other party hereto.
27.5	Indemnification
Each Lender shall, from time to time on demand by the Facility Agent or the Security Agent, indemnify the Facility Agent and the Security Agent, in the proportion of its share of the Loan (or, if no Advances have been made, its Available Commitments) bears to the amount of the Loan (or, if no Advances have been made, the Available Facilities) at the time of such demand (or, if the Loan has then been repaid in full, immediately prior to the final repayment thereof), against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Facility Agent or Security Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder or under the other Finance Documents.
27.6	Security Agent as trustee
(a)	The Security Agent declares that it holds all rights, title and interests in, to and under those Finance Documents to which it is a party and expressed to be a trustee (acting as trustee for the Finance Parties), and all proceeds of the enforcement of such Finance Documents, on trust for the Finance Parties from time to time. This trust shall remain in force even if the Security Agent (in whatever capacity) is at any time the sole Finance Party.

(b)	The Security Agent, in its capacity as trustee or otherwise under any Finance Document or the Hermes Guarantee is not liable for any failure:
(i)	to require the deposit with it of any Finance Document or the Hermes Guarantee; or any other documents in connection with any Finance Document or the Hermes Guarantee;

(ii)	in it holding any Finance Document or the Hermes Guarantee or any other documents in connection with any Finance Document or the Hermes Guarantee in its own possession or to take any steps to protect or preserve the same including permitting the Borrower to retain any such title deeds, any Finance Documents, the Hermes Guarantee or any other documents;

(iii)	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any such Finance Document or the Hermes Guarantee;

(iv)	to take or require the Borrower to take any step to render the Security created or purported to be created by or pursuant to any such Finance Document or the Hermes Guarantee effective or to secure the creation of any ancillary Security under the laws of any jurisdiction;

(v)	to require any further assurances in relation to any such Finance Document or the Hermes Guarantee; or

(vi)	to insure any asset or require any other person to maintain any such insurance

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or be responsible for any loss which may be suffered by any person as a result of the lack, or inadequacy or insufficiency, of any such insurance.
(c)	The Security Agent may accept, without enquiry, any right or title the Borrower may (or may purport to) have to any asset which is the subject of any such Finance Document or the Hermes Guarantee and shall not be bound or concerned to investigate or make any enquiry into the right or title of the Borrower to any such asset or to require the Borrower to remedy any defect in its right or title to the same.

(d)	Save as otherwise provided in the Finance Documents, all moneys, which under the trusts contained in any Finance Document are received by the Security Agent in its capacity as trustee or otherwise, may be invested in the name of, or under the control of, the Security Agent in any investment which may be selected by the Security Agent with the consent of the Majority Lenders. Additionally, the same may be placed on deposit in the name of, or under the control of, the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.
27.7	Resignation of the Facility Agent or Security Agent
(a)	The Facility Agent or Security Agent may resign and appoint one of its affiliates acting through an office in Germany as successor by giving notice to the other parties or, in the case of the Security Agent, to the Facility Agent on behalf of the Lenders, and to the Borrower.

(b)	Alternatively the Facility Agent or Security Agent may resign by giving notice to the other Finance Parties or, in the case of the Security Agent, to the Facility Agent on behalf of the Lenders, and to the Borrowers, in which case the Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent, as appropriate.

(c)	If the Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent (acting through an office in Germany.

(d)	The retiring Facility Agent or, as the case may be, Security Agent shall, at its own cost, make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or, as the case may be, Security Agent under the Finance Documents and the Hermes Guarantee.
(e)	The Facility Agent’s or, as the case may be, the Security Agent’s resignation notice shall only take effect upon the appointment of a successor and, in the case of the Security Agent, the transfer of all of the Security for the Loans held by the incumbent to that successor.

(f)	Upon the appointment of a successor:
(i)	the retiring Facility Agent or, as the case may be, Security Agent shall be discharged from any further obligation in respect of the Finance Documents and the Hermes Guarantee but shall remain entitled to the benefit of this Clause 27; and

(ii)	the successor Facility Agent or, as the case may be, Security Agent and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.
(g)	With the prior written consent of the Borrower (such consent not to be unreasonably withheld), the Lenders may, by notice to the Facility Agent or to the Security Agent, as appropriate, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or Security Agent shall resign in accordance with paragraph (b) above.
27.8	Exclusion of Liabilities
Except in the case of gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz), none of the Facility Agent, the Security Agent or the Arranger accept any responsibility to any other Finance Party:
(a)	for the adequacy, accuracy and/or completeness or any information supplied by the Facility Agent, the Security Agent, the Arranger, by the Borrower or by any other person in connection with the Finance Documents or the Hermes Guarantee, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(b)	for the adequacy, accuracy and/or completeness of any translation;

(c)	for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Hermes Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or
(d)	for the exercise of, or the failure to exercise, any judgment, discretion or power given to any of them by or in connection with the Finance Documents, the Hermes Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee.
Accordingly, none of the Facility Agent, the Security Agent or the Arranger shall be under any liability in respect of such matters, save in the case of gross negligence or wilful misconduct.
27.9	No Actions
Each of the Lenders agrees that it will not assert or seek to assert against any director, officer or employee of the Facility Agent, the Security Agent or the Arranger any claim it might have against any of them in respect of the matters referred to in Clause 27.8 (Exclusion of Liabilities).
27.10	Business with the Group
The Facility Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any, Sponsor.
27.11	Own Responsibility
It is understood and agreed by each Lender that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents and the Hermes Guarantee including, but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower, any Shareholder, Sponsor;

(b)	the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents, the Hermes Guarantee and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee;

(c)	whether such Lender has recourse, and the nature and extent of that recourse, against the Borrower or any other person or any of their respective assets under or in connection with the Finance Documents or the Hermes Guarantee, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee; and
(d)	the adequacy, accuracy and/or completeness of information provided by the Facility Agent, the Security Agent, either Arranger, the Borrower, or by any other person in connection with the Finance Documents or the Hermes Guarantee, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents or the Hermes Guarantee.
Accordingly, each Lender acknowledges to the Facility Agent, the Security Agent and the Arranger that it has not relied on and will not hereafter rely on the Facility Agent, the Security Agent or the Arranger or any of them in respect of any of these matters.
27.12	Agency and Trustee Division Separate
In acting as agent or trustee under the Finance Documents for the Lenders, the Facility Agent and the Security Agent shall be regarded as acting through its agency division or, as the case may be, trustee division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 27 (The Facility Agent, the Security Agent, the Arranger and the Lenders) any information received by some other division or department of the Facility Agent or Security Agent may be treated as confidential and shall not be regarded as having been given to the Facility Agent’s or Security Agent’s agency or trustee division.
28.	ASSIGNMENTS AND TRANSFERS
28.1	Binding Agreement
This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.
28.2	No Assignments and Transfers by the Borrower
The Borrower shall not be entitled to assign, transfer or otherwise dispose of all or any of its rights, benefits and obligations under the Finance Documents.
28.3	Assignments and Transfers by the Lenders
(a)	Each of the Lenders (a “Transferor”) may at any time:
(i)	assign any of its rights and benefits (an “Assignment”) ; or

(ii)	transfer any of its rights and obligations (a “Transfer”); or

(iii)	otherwise dispose of any of its rights and obligations (including, but not limited to, by way of sub-participation)
under this Agreement, the Hermes Guarantee and/or any Security Document in whole or in part to third parties (each a “Transferee”) subject to Clause (b) and will subsequently inform the Borrower.
(b)	Any Assignment or Transfer (save for sub-participations) will only be permissible
(i)	upon prior written consent of the Borrower (such consent not to be unreasonably withheld); and

(ii)	if it refers to a minimum of EUR 5,000,000
unless such Assignment and/or Transfer is intended to be made to another existing Lender or an affiliate of an existing Lender or an Event of Default has occurred and is continuing.
(c)	A Transfer will only become effective upon execution by the Transferor and the Transferee and countersignature by the Facility Agent of a transfer certificate substantially in the form of Schedule 2 (Form of Transfer Certificate) (the “Transfer Certificate”). Upon the Transfer becoming effective, and for such part of the Transferor’s rights and obligations, as is transferred, the Transferor shall be released from its obligations under the Finance Documents and all other related documentation, and its rights and obligations under such documents shall transfer to and vest in the Transferee provided that it will be the sole responsibility of the Transferee to ensure that any additional action which may be required for securing the valid transfer to it of any rights in respect of the Hermes Guarantee and/or the security under the applicable Security Documents is taken.

(d)	The Facility Agent shall consult the Borrower of a proposed Assignment and/or Transfer at least 10 days in advance. Any Transferor shall give timely notice of any proposed Transfer to the Facility Agent in order to enable the Facility Agent to inform the Borrower of such Transfer with a notice period of at least 10 days.
28.4	Assignment and Transfer Fees
On the date upon which an Assignment or a Transfer (save for sub-participation) takes effect the relevant assignee or Transferee shall pay to the Facility Agent for its own account a fee of EUR 2,000 and to the Security Agent for its own account a fee of EUR 1,000.

28.5	Disclosure of Information
Any Lender may disclose to any person:
(a)	to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

(b)	with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom information may be required to be disclosed by any applicable law:
such information about the Borrower, the Shareholders, the Sponsor, the Project and the Transaction Documents as such Lender shall consider appropriate provided that in relation to sub-Clauses (a) and (b) the person to whom such information is to be given has first entered into a confidentiality agreement or is otherwise bound by duties of bank secrecy. The confidentiality restrictions in this Clause shall not apply to:
(a)	information already known to a recipient otherwise than in breach of this Clause or any other confidentiality obligation binding upon the disclosing party;

(b)	information also received from another source on terms not requiring it to be kept confidential; and

(c)	information which is or becomes publicly available otherwise than in breach of this Clause or any other confidentiality obligation binding upon the disclosing party.
29.	CALCULATIONS AND EVIDENCE OF DEBT
29.1	Basis of Accrual
Interest, commitment fee and default interest shall accrue from day to day and shall be calculated:
(a)	in relation to each Advance made or to be made under a Fixed Rate Facility on the basis of a year of 360 days; and

(b)	in relation to each Advance made or to be made under a Floating Rate Facility on the basis of a year of 360 days for amounts denominated in EUR (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed. The same shall apply mutatis mutandis in respect of the agency fee pursuant to Clause 22.4 (Agency Fee) and the security agency fee pursuant to Clause 22.5 (Security Agency Fee).
29.2	Evidence of Debt
Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.
29.3	Control Accounts
The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance and each Lender’s share therein, (b) the amount of all principal, interest and other sums due or to become due from the Borrower and each Lender’s share therein and (c) the amount of any sum received or recovered by the Facility Agent hereunder and each Lender’s share therein.
29.4	Prima Facie Evidence
In any legal action or proceeding arising out of or in connection with any Finance Document, the entries made in the accounts maintained pursuant to Clause 29.2 (Evidence of Debt) and Clause 29.3 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.
30.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY
30.1	Remedies and Waivers
No failure to exercise, nor any delay in exercising any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
30.2	Partial Invalidity
If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
31.	NOTICES
31.1	Communications in Writing
Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

31.2	Addressees
Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days’ written notice to the Facility Agent, specified another address or fax number) be made or delivered to the address or fax number:
(a)	in the case of the Facility Agent, as follows:

Address:	Im Trutz Frankfurt 55
60322 Frankfurt am Main
Federal Republic of Germany
Attn.: Ms. Vivienne Cadger
Fax:	+49-69-97153-171;
(b)	in the case of the Security Agent, as follows:

Address:	Level 9, Main Office Tower
Financial Park Labuan
Jln. Merdeka, 87000
Federal Territory of Labuan, Malaysia
Attn.: Mr. Rizal Bin Abdullah
Fax:	+60320263901;
(c)	in the case of the Borrower, identified with its name on the signature page; and

(d)	in the case of each Lender, notified in writing to the Facility Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee);
provided that not more than one address may be specified by each party pursuant to this Clause 31.2 (Addressees) at any time.
31.3	Delivery
Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:
(a)	if by way of fax, be deemed to have been received when transmission has been completed; and

(b)	if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Facility Agent or the Security Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s or, as the case may be, Security Agent’s signature below (or such other department or officer as the Facility Agent or, as the case may be, Security Agent shall from time to time specify for this purpose).
31.4	Notification of Changes
Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 31.2 (Addressees) or upon changing its own address of fax number the Facility Agent shall notify the other parties hereto of such change.
31.5	Language
Each notice or other communication made or delivered under this Agreement shall be in English (or in German if so required by the ECA-Guarantor). Any other documents required to be delivered under or in connection with this Agreement shall be either in English or be accompanied by a certified translation into English (or in German if so required by the ECA-Guarantor).
32.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
33.	AMENDMENTS
33.1	Amendments
The Facility Agent, if it has the prior consent of, or an instruction from, the Majority Lenders and the Borrower, may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement. Any amendments or waivers so agreed shall be binding on all parties hereto provided that no such waiver or amendment shall impose any new or additional obligations upon any party hereto without the consent of such party.
33.2	Amendments Requiring the Consent of all the Lenders
An amendment or waiver which relates to:
(a)	Clause 26 (Sharing) or this Clause 33;

(b)	a change in the principal amount of or currency of any Advance or deferral of any Repayment Date;

(c)	a change in the Floating Rate Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any party or deferral of the date for payment thereof;

(d)	Clause 19 (Financial Covenants);

(e)	the conditions set out in Clause 3.1 (General Conditions for all Advances);

(f)	Clause 28.2 (No Assignments and Transfers by the Borrower); or

(g)	any provision which contemplates the need for the consent or approval of all the Lenders, shall not be made without the prior written consent of all the Lenders unless the contrary is expressly indicated.
33.3	Exceptions
Notwithstanding any other provisions hereof, neither the Facility Agent nor the Security Agent shall be obliged to agree to any such amendment or waiver if the same would:
(a)	amend or waive this Clause 33, Clause 23 (Costs and Expenses) or Clause 27 (The Facility Agent, the Security Agent, the Arranger and the Lenders); or

(b)	otherwise amend or waive any of the Facility Agent’s or Security Agent’s rights hereunder.
34.	HERMES GUARANTEE
34.1	To the best of its knowledge, each of the Original Lenders and the Facility Agent has taken all steps necessary to align this Agreement with the provisions of the Hermes Guarantee.
34.2	If, in the opinion of the Facility Agent, there are any provisions in this Agreement that contradict or conflict with any provision of the Hermes Guarantee to an extent that has or may have the effect of rendering all or any part of the Hermes Guarantee void, voidable or otherwise not in full force and effect, the Finance Parties and the Borrower shall enter into good faith negotiations and use all reasonable efforts to agree on amendments to this Agreement necessary to ensure compliance with the terms of the Hermes Guarantee. The negotiation period for this purpose shall be four weeks unless a period set by Hermes is shorter, in which case the negotiation period shall be as long as the period set by Hermes. The four weeks negotiation period shall start upon the Facility Agent requesting such negotiation period or upon receipt of a notification from Hermes, as the case may be.

34.3	The Facility Agent agrees that it shall not agree to any changes to the Hermes Guarantee which (in its sole opinion) will or are reasonably likely to have the effect of or require (whether pursuant to an amendment under Clause 34.2 above or otherwise) an amendment to any of the material financial terms of this Agreement.
35.	NON APPLICABILITY OF SECTION 181 BGB
Section 181 BGB does not apply to any authorisation the Borrower gives to the Arranger, the Facility Agent, the Security Agent and the Lenders.
36.	CONFIRMATION CONCERNING MONEY LAUNDERING
The Borrower expressly confirms to each Finance Party that all funds to be made available to it under the Finance Documents will be drawn for its own account and that it is the economic beneficiary (wirtschaftlich Berechtigter) within the meaning of section 8 of the German Money Laundering Act (Geldwäschegesetz).
37.	GOVERNING LAW
This Agreement is governed by German law.
38.	JURISDICTION
38.1	Arbitration
Subject to Clause 38.2 (Courts of Law) hereof, any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with the Rules. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Zurich, Switzerland and the language of the arbitration shall be English. Save as provided in Clause 38.2 (Courts of Law) hereof, the parties exclude the jurisdiction of the courts of law.
38.2	Courts of Law
In the case of any Dispute each claimant may prior to having initiated arbitral proceedings, by notice in writing to the relevant defendant require that such Dispute be heard by a court of law. If a claimant gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 38.3 (Non-exclusive Jurisdiction) hereof.
38.3	Non-exclusive Jurisdiction
The Borrower, the Facility Agent, the Security Agent and the Lenders irrevocably agree that place of performance and place of non-exclusive jurisdiction for any obligations under this

Agreement is Frankfurt am Main, Federal Republic of Germany. The Borrower irrevocably submits to the non-exclusive jurisdiction of the competent courts in Frankfurt am Main, Federal Republic of Germany, in the case of any proceedings or legal action regarding this Agreement waiving any other jurisdiction to which the Borrower may be entitled by law.
38.4	Appointment of German Process Agent
The Borrower agrees that the process by which any suit, action or proceedings in the Federal Republic of Germany in connection with this Agreement is begun may be served on it by being delivered to the German Process Agent and the Borrower agrees that failure by the German Process Agent to give notice of such service of process shall not impair or affect the validity of such service or of any judgment based thereon.

If the appointment of such German Process Agent ceases to be effective, the Borrower shall immediately notify the Facility Agent thereof and appoint a further person in the Federal Republic of Germany to accept service of process on its behalf in the Federal Republic of Germany and, failing such appointment within fifteen (15) days, the Facility Agent shall be entitled to appoint such a person by notice to the Borrower. Nothing contained herein shall affect the right to serve process in any other manner permitted by relevant law.
38.5	Obligations of Borrower several
The Borrower agrees that the Supply Contracts and the obligations resulting therefrom shall not have any legal influence on this Agreement. With regard to the obligations of the Borrower under this Agreement the Borrower may not raise any objection or defence based upon the Supply Contracts or emanating from the commercial relationship between the Borrower and Exporter A and Exporter B.
39.	LANGUAGE
This Agreement is made in the English language. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

EXECUTION PAGE
FACILITY AGREEMENT
FIRST SOLAR MALAYSIA SDN. BHD.
as Borrower

/s/ Jens Meyerhoff		/s/ John Gaffney

Name:	Jens Meyerhoff	Name:	John Gaffney
Address:	8, Jalan Hi-Tech 3/3 Zoon Industri Fasa 3 Kulim Hi-Tech Park 09000 Kulim Kedah Darul Aman Malaysia Attn.: David Brady Fax: 001-602-414-9462

IKB DEUTSCHE INDUSTRIEBANK AG as Arranger

/s/ Anza Lange		/s/ Dr. Peer Günzel

Name:	Anza Lange	Name:	Dr. Peer Günzel
Address:	Wilhelm-Bötzkes-Straße 1 40474 Düsseldorf Federal Republic of Germany Attn.: Manfred Ziwey Fax: +49-211-8221-2282

NATIXIS ZWEIGNIEDERLASSUNG DEUTSCHLAND
as Facility Agent and Original Lender

/s/ de Belsunce		/s/ Brüggermann

Name:	de Belsunce	Name:	Brüggermann
Address:	Im Trutz Frankfurt 55 60322 Frankfurt am Main Federal Republic of Germany Attn.: Ms. Vivienne Cadger Fax: +49-69-97153171

AKA AUSFUHRKREDIT-GESELLSCHAFT MBH as Original Lender

/s/ Stephanie Meier-Sydow		/s/ Dr. Roland Elben

Name:	Stephanie Meier-Sydow	Name: Dr. Roland Elben
Address:	Große Gallusstraße 1-7 60311 Frankfurt am Main Federal Republic of Germany Attn.: Mrs. Heike Könebruch Fax: +49-69-29891-150

NATIXIS LABUAN BRANCH
as Security Agent

/s/ Wong Ching Tkong		/s/ Rizal B. Abdullah

Name:	Wong Ching Tkong	Name:	Rizal B. Abdullah
Address:	Level 9, Main Office Tower Financial Park Labuan Jln. Merdeka, 87000 Federal Territory of Labuan, Malaysia Attn.: Mr. Rizal Bin Abdullah Fax: +60320263901